Exhibit 1

Japan Bank for International Cooperation

This description of Japan Bank for International Cooperation is dated September 29, 2008 and appears as Exhibit 1 to its Annual Report on Form 18-K to the U.S. Securities and Exchange Commission.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF JAPAN BANK FOR INTERNATIONAL COOPERATION.

FURTHER INFORMATION

This document appears as an exhibit to the Annual Report of Japan Bank for International Cooperation filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K. Additional information with respect to Japan Bank for International Cooperation is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference room maintained by the Commission at: 100F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330 or, without charge, from Japan Bank for International Cooperation by telephoning 813-5218-3304. The Annual Report and its exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on September 26, 2008 as reported by the Bank of Japan at 5:00 p.m., Tokyo time, was 105.35 =$1.00, and the noon buying rate on September 26, 2008 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was 106.06 = $1.00.

References to fiscal years (denoted as “fiscal” or “FY”) of Japan Bank for International Cooperation are to the 12-month periods beginning on April 1 of the year indicated. Japan Bank for International Cooperation is scheduled to be dissolved on October 1, 2008. References to the fiscal year ending March 31, 2009 refer to (1) the six-month period ending September 30, 2008, which is the last fiscal period of Japan Bank for International Cooperation, and (2) the six-month period ending March 31, 2009, which will be the first fiscal period of the Japan Finance Corporation (the successor to Japan Bank for International Cooperation).

Figures in tables may not add up to totals due to rounding.

JAPAN BANK FOR INTERNATIONAL COOPERATION

Japan Bank for International Cooperation (the “Bank”) was established on October 1, 1999 as a governmental financial institution. The Bank’s name and basic mandate are provided by the Japan Bank for International Cooperation Law (the “JBIC Law”). The Bank is the result of a merger between The Export-Import Bank of Japan (“JEXIM”) and the Overseas Economic Cooperation Fund, Japan (“OECF”). The Bank’s purpose, as set forth in Article 1 of the JBIC Law, is to contribute to the sound development of Japan and the international economy and society, by promoting Japan’s exports and imports and overseas economic activities, contributing to the stability of the international financial order, and contributing to the economic and social development and economic stability of developing regions overseas. The Bank carries out the following operations formerly conducted by JEXIM and OECF:

•

“International financial operations” (succeeded from JEXIM) — contributing to the promotion of Japanese exports and imports as well as Japanese economic activities overseas, and to the stability of international financial order; and

•	“Overseas economic cooperation operations” (succeeded from OECF) — supporting self-reliant development efforts in developing countries.

Apart from the above mentioned two operations, the Bank is required to carry out the financial operations for facilitating realignment of U.S. military forces in Japan (hereinafter referred to as the “Financial Operations for Facilitating Realignment of U.S. Forces in Japan”) in order to facilitate the relocation of such forces to the United States pursuant to the relevant legislation that became effective in August 2007.

CAPITALIZATION

Reflecting the different objectives of the international financial operations and the overseas economic cooperation operations, the JBIC Law provides that the Bank maintain two separate accounts for the respective operations (i.e., the international financial account and the overseas economic cooperation account). (The Bank will set up another special account solely designated for the Financial Operations for Facilitating Realignment of U.S. Forces in Japan pursuant to the relevant legislation.) The capital of each account is segregated, and the reserves of each account can be appropriated only for losses in that account.

In respect of the international financial account, under the JBIC Law, the Bank is authorized to borrow up to an amount equal to 10 times the total of the capital and statutory reserve funds of the international financial account. As of March 31, 2008, total borrowings were ¥5,796 billion, representing 32.8% of the Bank’s borrowing authority on that date.

In respect of the overseas economic cooperation account, under the JBIC Law, the Bank is authorized to borrow up to an amount equal to three times the total of the capital and statutory reserve funds of the overseas economic cooperation account. As of March 31, 2008, total borrowings were ¥3,307 billion, representing 14.3% of the Bank’s borrowing authority on that date.

The capitalization of the Bank, its international financial account and its overseas economic cooperation account as of March 31, 2008 was as follows:

Capitalization - The Bank

(millions of yen)
Long-term borrowings from the Government	¥6,972,187
Bonds and notes	2,130,894

Total long-term borrowings(1)	9,103,080
Capital and reserves:
Capital of the account for international financial operations	985,500
Capital of the account for overseas economic cooperation operations	7,390,572
Reserve of the account for international financial operations	780,375
Reserve of the account for overseas economic cooperation operations	305,464

Total capital and reserves	9,461,912

Total capitalization	¥18,564,993

(1)	Includes current maturities.

Capitalization - International Financial Account

(millions of yen)
Long-term borrowings from the Government	¥3,665,483
Bonds and notes	2,130,894

Total long-term borrowings(1)	5,796,377
Capital and reserve:
Capital	985,500
Reserve	780,375

Total capital and reserve	1,765,875

Total capitalization	¥7,562,252

(1)	Includes current maturities.

Capitalization - Overseas Economic Cooperation Account

(millions of yen)
Long-term borrowings from the Government	¥3,306,704
Bonds and notes	—

Total long-term borrowings(1)	3,306,704
Capital and reserve:
Capital	7,390,572
Reserve	305,464

Total capital and reserve	7,696,037

Total capitalization	¥11,002,741

(1)	Includes current maturities.

STATEMENTS OF EARNINGS

The statements of earnings of the Bank and its international financial and overseas economic cooperation accounts are set forth on pages 32, 35 and 38.

BUSINESS

The Bank’s Missions

The JBIC Law provides two distinct missions of the Bank, which correspond to the respective operations that the Bank assumed from its predecessor entities, the Export-Import Bank of Japan, or JEXIM, and the Overseas Economic Cooperation Fund, or OECF: (1) to provide Japanese corporations with export loans, import loans, overseas investment loans, untied loans, guarantees and equity participation in overseas projects (“international financial operations”); and (2) to provide financial assistance including Japanese official development assistance (“ODA”) loans with the basic tenet of providing concessionary long-term, low-interest funds needed for the self-help efforts of developing countries, including their economic and social infrastructure development and stabilization of their economies (“overseas economic cooperation operations”). Pursuant to the special legislation that became effective in August 2007, the Financial Operations for Facilitating Realignment of U.S. Forces in Japan have been added as the Bank’s additional mission.

The Bank’s Predecessors

Pursuant to the JBIC Law, JEXIM and OECF were dissolved upon the establishment of JBIC on October 1, 1999. Also pursuant to the JBIC Law, all of the rights and obligations of JEXIM and OECF were assigned to and assumed by JBIC.

The Export-Import Bank of Japan

JEXIM was established in 1950 as a governmental financial institution. Its name and basic mandate were set by the Export-Import Bank of Japan Law in 1952. JEXIM’s purpose was to facilitate Japan’s economic interchange with foreign countries by providing a wide range of financial facilities to supplement and encourage financing by commercial banks and other financial institutions in Japan. Its activities were mainly the following: supporting the Japanese companies’ activities such as the export of ships, plants and equipment, the development and import into Japan of natural resources, the import of manufactured goods, overseas investment and extending untied direct loans to developing countries.

The Overseas Economic Cooperation Fund, Japan

OECF was established in 1961 as a governmental organization. OECF’s purpose was to promote Japan’s overseas economic cooperation by providing concessionary funds for industrial development and economic stability of developing countries. OECF traditionally provided developing countries with assistance for economic and social infrastructure development, environmental conservation and human resources development. Also, as one of the primary organizations implementing support policies, OECF (and later the Bank) in recent years placed special emphasis on avoidance of balance-of-payments crises, creation of employment, economic recovery and alleviation of poverty.

Government Control and Supervision

The Bank’s capital is wholly owned by Government of Japan, and the Bank is under Japanese Government control and supervision in conducting its operations.

The Minister of Finance and the Minister of Foreign Affairs have supervisory power over the Bank. The Minister of Finance and the Minister of Defense have such supervisory power in case the Bank conducts the Financial Operations for Facilitating Realignment of U.S. Forces in Japan. The Governor and Auditors of the Bank are appointed by the Minister of Finance.

The Minister of Finance draws up a budget for the government fiscal investment and loan program (“zaito”) each year that determines the allocation of funds to institutions like the Bank which implement government policy. The Bank’s budget of revenues and expenditures is included in the Government Agencies Budget for that fiscal year and need to be passed through the Diet. The Government may, within the limits of the budget, provide additional equity and may grant to the Bank an amount corresponding to a part of the expenses required for the overseas economic cooperation operations. The Government may also grant to the Bank, within the limits of the budget, an amount corresponding to a part of the expenses required for the Financial Operations for Facilitating Realignment of U.S. Forces in Japan. The Bank’s accounts are audited by the Bank’s Auditor and are submitted to the Diet after examination by the Board of Audit, an independent government body.

Until the year ended March 31, 2001, the Bank’s lending operations were financed in part by funds from the program of the Government of Japan and issuances of the Bank’s bonds in the international market explicitly guaranteed by Government of Japan. Effective April 1, 2001, the zaito program was changed from a system in which funds provided to the Bank and other relevant agencies were derived from the Government Trust Fund Bureau and Postal Life Insurance Accounts to a system in which these agencies, including the Bank, also seek to raise funds in the capital markets rather than relying on the zaito funds.

        In light of this change in the zaito program, the Bank intends to diversify its fund raising sources by issuing bonds without a guarantee from Government of Japan in the Japanese domestic market, continuing to seek borrowings from Government of Japan, and issuing bonds guaranteed by Government of Japan in the international market. In the fiscal year ending March 31, 2009, the Bank currently plans to issue (1) up to an equivalent of $3.6 billion in aggregate principal amount of bonds guaranteed by Government of Japan in international markets and (2) up to ¥100 billion in aggregate principal amount of bonds without a guarantee from Government of Japan in the Japanese market. (The above plan includes planned issuances of such bonds by JFC, the Bank’s successor other than with respect to the overseas economic cooperation account, and by JICA, the Bank’s successor with respect to that account, during the six months ending March 31, 2009.)

International Financial Operations

As a governmental institution, the Bank conducts its international financial operations to materialize the Japanese Government’s basic external economic policies. The Bank has taken over JEXIM’s basic responsibilities with respect to its international financial operations: (1) Export Loans, (2) Import Loans, (3) Overseas Investment Loans, (4) Untied Loans, and (5) Guarantees, etc.

The Minister of Finance has supervisory powers with regard to the Bank’s international financial operations and may require it to make reports as to its operations or examine its books and records whenever the Minister deems it necessary. On the basis of any such report or examination, the Minister of Finance may issue such orders to the Bank concerning its business as the Minister deems necessary for the enforcement of the JBIC Law.

Overseas Economic Cooperation Operations

The Bank’s overseas economic cooperation operations provide Japan’s ODA loans and private-sector investment finance. The Bank’s overseas economic cooperation operations are the cornerstone of Japan’s ODA. The Bank’s policy for executing its overseas economic cooperation operations is based on Japanese government policy, and on the Medium-Term Strategy for Overseas Economic Operations, and is made public after the approval of the Minister of Foreign Affairs. As set forth in the Bank’s Medium-Term Strategy for Overseas Economic Operations for the period from April 1, 2005 through September 30, 2008, ODA loan operations will place priority on the following four areas (1) Poverty Reduction, (2) Foundation for Sustained Growth, (3) Global Issues and Peace-Building and (4) Human Resource Development.

The Minister of Foreign Affairs has supervisory powers with regard to the Bank’s overseas economic cooperation operations and may require the Bank to make reports as to its operations or examine its books and records whenever the Minister deems it necessary. On the basis of any such report or examination, the Minister of Foreign Affairs may issue such orders to the Bank concerning its business as the Minister deems necessary for the enforcement of the JBIC Law.

Recent Developments Regarding Special Public Institutions

As part of the reforms of Japanese government-affiliated financial institutions, on November 15, 2006, the Law Concerning Partial Amendments of the Japan International Cooperation Agency Law (the “Law Concerning Partial Amendments of the JICA Law”) was promulgated. Under the Law Concerning Partial Amendments of the JICA Law, rights and obligations of the Bank concerning its overseas economic cooperation operations will, in principle, be transferred to the Japan International Cooperation Agency (“JICA”) on October 1, 2008.

Also as part of such reforms, on May 25, 2007, the Japan Finance Corporation (“JFC”) Law was promulgated. JFC is scheduled to be established on October 1, 2008. The JFC Law prescribes certain matters including, but not limited to, the following matters:

•

JFC will be established and, at the same time, (i) the National Life Finance Corporation, (ii) the Japan Finance Corporation for Small and Medium Enterprise, (iii) the Agriculture Forestry and Fisheries Finance Corporation, and (iv) the Bank will be dissolved. In addition, rights and obligations concerning these dissolved entities (including rights and obligations concerning the international financial operations of the Bank) will, in principle, be transferred to JFC.

•	JFC and JICA will be jointly and severally responsible for the obligations of the bonds issued by the Bank, JEXIM and OECF.

•	The government of Japan shall hold all of the issued shares of JFC at all times and has general authority to monitor operations of JFC and to make orders necessary to supervise the business of JFC.

•

JFC is required to establish a separate internal organization that is to solely and exclusively conduct the international financial operations. The internal organization may operate under the name of “Japan Bank for International Cooperation”.

•

The budget and account of JFC are classified by its policies and purposes. Thus, the budget and account for the international financial operations to be taken over from the Bank will be calculated separately. The budget of JFC, including the budget for the international financial operations, will be subject to Diet approval.

•	The guarantee by Japan in respect of the bonds included in such obligations transferred to JFC will continue to be effective under the same terms and conditions.

•	The government of Japan may provide guarantees for certain debt obligations of the bonds issued by JFC, and may provide loans to JFC.

JFC will also take over from the Bank the Financial Operations for Facilitating Realignment of U.S. Forces in Japan. These operations will be conducted on a separate budget and account by the internal organization which may operate under the name of “Japan Bank for International Cooperation”.

Annual Operations Results for FY 2007

Overall Operations

In fiscal 2007, JBIC made total commitments of 2,593.3 billion yen in loans, equity participation, and guarantees. This increase of 7.3% from the previous year is mainly attributable to an increase in large-scale projects in International Financial Operations, as well as positive growth in Japanese ODA loans in Overseas Economic Cooperation Operations intended to fulfill the international pledge made by the Government of Japan to boost ODA volume by $10 billion U.S.dollars.

Outstanding loans and equity participation decreased 2.7% to 18,835.4 billion yen as of the end of the fiscal 2007 on March 31, 2008. Outstanding guarantees, however, surged 8.4% to 1,617.5 billion yen.

International Financial Operations

Loan, equity participation, and guarantee commitments in the Bank’s International Financial Operations, which support facilitating Japanese trade and investment activities, securing natural resource supplies, and ensuring a stable international financial order, increased 2.4% from the previous year to 1,692.1 billion yen in fiscal 2007.

Highlights of the Bank’s International Financial Operation in FY2007

Amid continued tight supplies of natural resources in the world, the Bank supported natural resources projects, such as import of crude oil from Abu Dhabi, the nickel project in Madagascar, and the uranium mine development project in Kazakhstan. As a result, commitments for Energy and Natural Resources Finance reached 384.3 billion yen. This amount accounted for 33% of the total commitments in International Financial Operations (excluding guarantees).

Commitments of loans to the Middle East jumped to 553.8 billion yen, 48% of total commitments in International Financial Operations (excluding guarantees), which was due to large natural resources projects and relevant infrastructure (ports and power generation) projects. Thus in fiscal 2007, financial commitments to projects/transactions in the Middle East exceeded those in Asia (475.3 billion yen). Commitments to African countries (85.9 billion yen) also surged from the previous year (5.5 billion yen), due to financing to support the development of Japanese firms’ business environment in South Africa, in addition to the Madagascar project above.

The bank promoted projects based on project financing and structured financing as well as transactions where JBIC takes the risk of local corporations and financial institutions in developing countries. Financial commitments to these projects/transactions thus increased to 990.5 billion yen, 86% of total commitments in International Financial Operations (excluding guarantees). JBIC has supported Japanese firms’ investment and trade activities through enhanced risk-taking facilities.

With a view to forming Clean Development Mechanism (CDM) projects and Japanese companies’ acquiring of carbon credits (based on the Kyoto Mechanisms), JBIC made Untied Loans and guarantee commitments totaling 42.0 billion yen to local financial institutions and government agencies in India, Brazil and Peru.

Overseas Economic Cooperation Operations

Loan and equity participation commitments in the Bank’s Overseas Economic Cooperation Operations, which primarily consist of concessional ODA loans, as part of Japanese official development assistance (ODA), increased 18.0% from the previous year to 901.2 billion yen in fiscal 2007.

Highlights of the Bank’s Overseas Economic Cooperation Operations in FY2007

By region, whereas Asia (625.9 billion yen) continued to have a dominant 69.5% share of the total ODA loans, the share of the Middle East jumped to 20.3% from the previous year due to support for the peacebuilding in Iraq (182.7 billion yen). While commitments to African countries overall decreased, sovereign lending to Sub-Saharan countries (36.7 billion yen) increased from 27.9 billion yen in fiscal 2006. By country, India was the largest recipient with a total amount of 225.1 billion yen, followed by Indonesia with 106.0 billion yen, and Vietnam with 97.9 billion yen.

By sector, transportation (38.8%) received the largest share of the total ODA loans, due to an increase in large-scale urban infrastructure projects such as the Mass Transport System Project in Bangkok (Purple Line) (I). The combined project components contributing to environmental improvement accounted for 39.4% of the total ODA loans.

Six loans totaling 52.3 billion yen were offered to Indonesia, Cambodia, Tanzania and other countries for policy and institutional improvements (compared with five loans totaling 28.6 billion yen in the previous year.) These loans were provided in cooperation with multilateral donors with a focus on policy implementation and improved governance in the recipient countries.

To promote the use of CDM as part of efforts to combat climate change, two projects financed by Japanese ODA Loans were registered as CDM projects: Zafarana Wind Power Plant Project in Egypt (L/A signed in FY2003; 13.5 billion yen) and Delhi Mass Rapid Transport System Project in India (L/As signed in FY1996~2004; 162.8 billion yen in total).

Other Highlights in Overall Bank Activities

In an effort to seek public understanding of its operations and to further increase transparency, the Bank has continued to release interim and term-end financial statements in accordance with generally accepted accounting principles and practices for Japanese private corporations (“Japanese GAAP”).

The Bank released the Annual Business Performance Report for FY2006 and the Annual Business Plan for FY2007, in accordance with the “Performance Measurement for Strategic Management” system. Under this system, JBIC’s business performance is monitored in light of operational direction and targets which are set in advance. In addition, the medium-term Operational Strategy was revised to reflect the Japanese Governments major policies, including the Reform of Policy-Based Financing, an increase in ODA volume, and the doubling of ODA to Africa.

International Financial Operations

In this section, references to financial information of the Bank are to the relevant financial information with respect to the Bank’s international financial account.

Categories of Operations

The Bank’s international financial operations fall into seven categories: export loans, import loans, overseas investment loans, untied loans, equity participation, guarantee operations and bridge loans.

Export Loans. The Bank extends export loans to (1) Japanese exporters (supplier credits) and (2) foreign financial institutions and foreign importers in developing countries, which from time to time obtain a guarantee issued by a foreign government or a first ranked financial institution, in order to finance the export of plant, machinery and technologies by Japanese firms. The principal items eligible for these loans are equipment and machinery, such as power generation and communications equipment and machinery for the heavy and chemical industries, ships and aircraft and technologies.

Import Loans. The Bank provides import loans to Japanese importers and foreign exporters, in order to promote the import of natural resources which are deemed essential to the Japanese economy.

Overseas Investment Loans. The Bank extends overseas investment loans to (1) Japanese entities in order to provide them with funds for overseas investments (including investments in development of natural resources) in developing countries, (2) joint ventures in developing countries in which Japanese firms have equity interests and (3) foreign governments or financial institutions that make equity investments in or provide loans to the aforesaid joint ventures in developing countries. Encouraging Japanese overseas investments contributes to the improvement of the Japanese industrial structure and the achievement of a harmonized division of labor on a global basis as well as to the stable and diversified supply of natural resources to Japan.

Untied Loans. The Bank extends untied loans to foreign governments and financial institutions to provide them with long-term funds for development projects, especially in the infrastructure and energy fields, as well as to strengthen the industrial structure of developing countries and assist their economic restructuring programs. Untied loans are not tied to the procurement of goods and services from Japan.

Equity Participation. The Bank makes equity participations in either (1) corporations conducting business outside Japan or (2) Japanese corporations whose sole purpose is to make overseas investments in corporations conducting business overseas.

Guarantee Operations. The Bank grants guarantees on (1) loans from Japanese private financial institutions for purposes consistent with those of the Bank, (2) bonds issued by Japanese entities, joint ventures, foreign government and financial institutions for purposes identical to those of the Bank’s overseas investment loans and untied loans. The net balance of the Bank’s guarantees outstanding as of March 31, 2008 totaled ¥1,617 billion.

Bridge Loans. Under certain circumstances, as part of the Japanese Government’s debt-relief measures, the Bank provides bridge loans with the authorization of the Minister of Finance. Bridge loans are short-term loans extended to foreign governments to provide short-term liquidity until the disbursement of the loans from international financial organizations such as the International Monetary Fund and the World Bank.

The Bank’s total commitments (international financial operations) for the year ended March 31, 2008 amounted to ¥1,692 billion, and the outstanding balance as of March 31, 2008 was ¥8,931 billion.

The following table sets forth, as of the dates indicated, the total amounts of loans outstanding provided by the Bank, by type of credit and geographical distribution:

Loans Outstanding by Type of Credit and Geographical Distribution

	Japan Bank for International Corporation
	As of March 31,
	2004		2005		2006		2007		2008
	(millions of yen)
EXPORT LOANS
Asia	¥818,544	9.0%	¥773,987	9.1%	¥712,586	9.0%	¥667,500	8.5%	¥581,959	8.0%
The Pacific	—	—	—	—	—	—	—	—	—	—
Europe	124,681	1.4	120,293	1.4	84,660	1.1	66,736	0.9	69,833	1.0
The Middle East	150,602	1.7	170,348	2.0	192,290	2.4	213,341	2.7	200,939	2.7
Africa	161,147	1.8	152,676	1.8	98,021	1.2	66,559	0.8	63,161	0.9
North America	—	—	—	—	—	—	—	—	—	—
Latin America	224,382	2.5	180,657	2.1	148,468	1.9	127,091	1.6	118,351	1.6
International Organizations, etc.	4,036	0.0	3,774	0.0	3,370	0.0	3,169	0.0	2,978	0.0

Total	1,483,392	16.3	1,401,735	16.5	1,239,396	15.7	1,144,396	14.6	1,037,222	14.2

IMPORT LOANS
Asia	17,420	0.2	19,820	0.2	31,201	0.4	33,665	0.4	27,748	0.4
The Pacific	37,781	0.4	41,377	0.5	57,710	0.7	57,603	0.7	66,964	0.9
Europe	15,433	0.2	10,866	0.1	9,115	0.1	12,234	0.2	19,609	0.3
The Middle East	348,585	3.8	400,956	4.7	406,810	5.1	388,239	5.0	353,413	4.8
Africa	8,369	0.1	8,452	0.1	7,538	0.1	8,062	0.1	8,418	0.1
North America	318,054	3.5	257,313	3.0	206,526	2.6	161,804	2.1	120,073	1.6
Latin America	33,470	0.4	33,470	0.4	20,340	0.3	21,060	0.3	21,526	0.3
International Organizations, etc.	3,483	0.0	3,009	0.0	25	0.0	20	0.0	15	0.0

Total	782,596	8.6	775,264	9.1	739,265	9.3	682,687	8.7	617,767	8.4

OVERSEAS INVESTMENT LOANS
Asia	1,594,992	17.6	1,474,180	17.3	1,359,694	17.2	1,278,170	16.3	1,312,892	18.0
The Pacific	117,754	1.3	163,709	1.9	167,502	2.1	158,731	2.0	131,325	1.8
Europe	371,421	4.1	415,938	4.9	467,606	5.9	469,518	6.0	318,632	4.4
The Middle East	354,358	3.9	389,304	4.6	556,961	7.0	862,484	11.0	1,029,877	14.1
Africa	79,040	0.9	67,056	0.8	97,490	1.2	105,189	1.3	89,789	1.2
North America	353,665	3.9	253,249	3.0	217,656	2.8	173,042	2.2	107,567	1.5
Latin America	721,138	7.9	621,805	7.3	580,193	7.3	709,565	9.1	822,141	11.2
International Organizations, etc.	198,720	2.2	188,352	2.2	194,484	2.5	199,754	2.6	88,745	1.2

Total	3,791,089	41.7	3,573,593	42.0	3,641,587	46.0	3,956,453	50.5	3,900,966	53.3

UNTIED LOANS
Asia	1,344,365	14.8	1,159,060	13.6	937,234	11.8	846,929	10.8	728,070	10.0
The Pacific	424	0.0	377	0.0	329	0.0	282	0.0	235	0.0
Europe	196,662	2.2	165,571	1.9	138,988	1.8	101,993	1.3	87,983	1.2
The Middle East	61,325	0.7	49,990	0.6	42,413	0.5	33,743	0.4	27,769	0.4
Africa	56,317	0.6	44,158	0.5	34,509	0.4	24,833	0.3	15,611	0.2
North America	—	—	—	—	—	—	—	—	—	—
Latin America	640,772	7.1	618,076	7.3	598,110	7.6	553,293	7.1	469,897	6.4
International Organizations, etc.	608,054	6.7	593,853	7.0	452,242	5.7	405,192	5.2	346,230	4.7

Total	2,907,919	32.0	2,631,085	31.0	2,203,826	27.9	1,966,264	25.1	1,675,797	22.9

GOVERNMENTAL LOANS(1)
Asia	35,114	0.4	32,532	0.4	30,504	0.4	29,065	0.4	28,241	0.4
The Pacific	—	—	—	—	—	—	—	—	—	—
Europe	1,761	0.0	1,679	0.0	1,589	0.0	1,490	0.0	1,330	0.0
The Middle East	44,905	0.5	44,547	0.5	35,294	0.4	35,847	0.5	36,559	0.5
Africa	25,771	0.3	25,701	0.3	6,613	0.1	4,314	0.1	4,036	0.1
North America	—	—	—	—	—	—	—	—	—	—
Latin America	14,507	0.2	13,650	0.2	12,670	0.2	11,772	0.2	10,792	0.1
International Organizations, etc.	—	—	—	—	—	—	—	—	—	—

Total	121,998	1.3	118,108	1.4	86,670	1.1	82,488	1.1	80,959	1.1

INVESTMENTS
Asia	—	—	—	—	—	—	—	—	—	—
The Pacific	—	—	—	—	—	—	—	—	—	—
Europe	—	—	—	—	—	—	—	—	—	—
The Middle East	—	—	—	—	—	—	—	—	—	—
Africa	—	—	—	—	—	—	—	—	—	—
North America	—	—	—	—	—	—	—	—	—	—
Latin America	—	—	—	—	—	—	—	—	—	—
International Organizations, etc.	—	—	112	0.0	385	0.0	810	0.0	921	0.0

Total	—	—	112	0.0	385	0.0	810	0.0	921	0.0

Total loans outstanding	¥9,086,993	100.0%	¥8,499,897	100.0%	¥7,911,129	100.0%	¥7,833,098	100.0%	¥7,313,632	100.0%

As a part of the Japan’s ODA, JEXIM conducted a part of the Government’s ODA loans. There has been no new JEXIM ODA commitment since 1987 and the Bank’s international financial operations did not take over such operations from JEXIM.

The following table sets forth the new loan commitments made by the Bank, by type of credit and geographical distribution in accordance with the Bank’s system of classification for the periods indicated.

Credit Commitments by Type of Credit and Geographical Distribution

	Fiscal year ended March 31,
	2004		2005		2006		2007		2008
	(millions of yen)
EXPORT LOANS
Asia	¥57,904	5.3%	¥31,327	3.5%	¥7,432	0.7%	¥11,727	1.1%	¥29,640	2.6%
The Pacific	—	—	—	—	—	—	—	—	—	—
Europe	1,845	0.2	22,101	2.4	9,420	0.9	15,150	1.4	6,233	0.5
The Middle East	48,397	4.5	58,724	6.5	44,180	4.1	16,220	1.5	—	—
Africa	5,509	0.5	821	0.1	—	—	—	—	966	0.1
North America	—	—	—	—	—	—	—	—	—	—
Latin America	2,553	0.2	1,720	0.2	12,068	1.1	32,561	3.1	972	0.1
International Organizations, etc.	—	—	118	0.0	—	—	—	—	—	—

Total	116,208	10.7	114,811	12.7	73,100	6.8	75,659	7.2	37,811	3.3

IMPORT LOANS
Asia	—	—	31,586	3.5	5,267	0.5	678	0.1	—	—
The Pacific	15,331	1.4	15,429	1.7	14,834	1.4	2,000	0.2	—	—
Europe	—	—	—	—	17,903	1.7	—	—	—	—
The Middle East	117,300	10.8	9,862	1.1	3,338	0.3	—	—	249,900	21.6
Africa	733	0.1	411	0.0	482	0.0	830	0.1	821	0.1
North America	—	—	1,217	0.1	—	—	1,135	0.1	5,000	0.4
Latin America	—	—	—	—	18,900	1.8	3,569	0.3	—	—
International Organizations, etc.	—	—	—	—	—	—	—	—	—	—

Total	133,364	12.3	58,505	6.5	60,724	5.7	8,212	0.8	255,721	22.1

OVERSEAS INVESTMENT LOANS
Asia	292,627	27.0	187,027	20.7	268,442	25.1	258,344	24.6	391,321	33.8
The Pacific	66,344	6.1	61,098	6.8	1,138	0.1	4,331	0.4	1,109	0.1
Europe	132,077	12.2	65,903	7.3	74,756	7.0	7,815	0.7	1,580	0.1
The Middle East	67,890	6.3	232,016	25.7	417,033	39.1	223,564	21.3	256,787	22.2
Africa	31,167	2.9	—	—	18,790	1.8	4,716	0.4	59,830	5.2
North America	3,215	0.3	20,384	2.3	17,086	1.6	24,570	2.3	—	—
Latin America	119,640	11.0	150,385	16.6	77,184	7.2	366,301	34.9	21,879	1.9
International Organizations, etc.	16,422	1.5	—	—	—	—	—	—	—	—

Total	729,383	67.3	716,814	79.3	874,430	81.9	889,642	84.8	732,506	63.3

UNTIED LOANS
Asia	41,256	3.8	6,540	0.7	20,550	1.9	60,699	5.8	53,220	4.6
The Pacific	—	—	—	—	—	—	—	—	—	—
Europe	—	—	—	—	—	—	—	—	—	—
The Middle East	—	—	5,400	0.6	—	—	10,440	1.0	47,124	4.1
Africa	—	—	—	—	—	—	—	—	24,240	2.1
North America	—	—	—	—	—	—	—	—	—	—
Latin America	62,880	5.8	—	—	32,700	3.1	4,350	0.4	7,140	0.6
International Organizations, etc.	—	—	—	—	6,300	0.6	—	—	—	—

Total	104,136	9.6	11,940	1.3	59,550	5.6	75,489	7.2	131,724	11.4

INVESTMENT
International Organizations, etc.	—	—	2,243	0.2	—	—	—	—	—	—
Total	—	—	2,243	0.2	—	—	—	—	—	—

Total credit commitments	¥1,083,090	100.0%	¥904,312	100.0%	¥1,067,803	100.0%	¥1,049,001	100.0%	¥1,157,762	100.0%

Loan and Guarantee Terms

The JBIC Law provides that the Bank’s interest rates and guarantee charges shall be determined in light of the interest rates and commissions charged for guarantees by private banks on a basis such that the Bank’s International Financial Operation revenues will cover its expenditures and losses. In addition, the Bank may not compete with private financial institutions in extending loans and guarantees, and may extend loans and guarantees only if financing by private financial institutions on ordinary terms is deemed difficult. The Bank carefully investigates the financial position of each prospective borrower and the technical and financial aspects of the project to be financed, and a loan or guarantee is extended only if there is reasonable assurance of repayment.

The Bank itself determines the interest rates, maturities, loan participation percentages, security and other terms on which it lends its funds or extends its guarantees. The interest rate to be applied to each loan is set by the Governor of the Bank, taking into consideration the Bank’s funding cost and the rate for borrowers of the highest credit standing from private banks extending long-term loans (see “Business—International Financial Operations—Sources of Funds” on page 14).

Most of the Bank’s international financial operations involve the financing of projects in cooperation with private financial institutions. Loans extended to domestic borrowers are usually secured by a bank guarantee, a mortgage or other collateral, or supported by a covenant requiring the borrower to provide security to the Bank at the Bank’s request. Overseas direct loans, which are usually extended to banks, governmental institutions in foreign countries or private companies with Japanese capital, are generally secured by guarantees issued by the foreign government or the foreign governmental financial institution, by securities issued by Japanese domestic companies, or by cash flow and other assets of the borrower taken as security by the Bank.

In addition to the loan terms provided in the JBIC Law, the Bank’s terms and conditions for export loans are determined, in the case of plant and equipment exports, in accordance with the OECD’s “Arrangement on Guidelines for Officially Supported Export Credits”, commonly referred to as the Consensus and, in the case of ship exports, the OECD’s “Understanding on Export Credits for Ships”, commonly referred to as the Understanding. The Consensus and the Understanding, which were established to avoid excessive competition in the area of financing for plant or ship exports, stipulate minimum interest rates, maximum credit terms and minimum down payments for officially supported medium- and long-term export credit.

The following table sets forth information concerning the balances of the Bank’s outstanding international financial operations loans as of March 31, 2008.

Loan Balances by Remainder of Term(1)

	As of March 31, 2008
	(millions of yen)
One year or less	¥1,087,002	15.1%
More than 1 to 2 years	943,187	13.1
More than 2 years to 3 years	807,717	11.2
More than 3 years to 4 years	716,628	9.9
More than 4 years to 5 years	637,024	8.8
More than 5 years to 6 years	567,611	7.9
More than 6 years to 7 years	477,491	6.6
More than 7 years to 8 years	423,796	5.9
More than 8 years to 9 years	354,768	4.9
More than 9 years to 10 years	266,310	3.7
More than 10 years	922,823	12.8

Total	¥7,204,357	100.0%

(1)	The amounts do not include principal that is overdue and unpaid, and principal that may possibly be waived according to the “Changes in Debt Relief Method” announced by Government of Japan in December 2002.

Allowance for Possible Loan and Investment Losses

The Bank provides an allowance for possible loan and investment losses in its international financial operations, pursuant to the relevant cabinet order and related regulations. As of March 31, 2008, the Bank’s allowance totaled ¥54 billion in its international financial operations. See Note 1 of “Notes to Financial Statements”.

For the fiscal year ended March 31, 2008, the Bank wrote off loans totaling ¥732 million in its international financial operations. The amount of loans written off is equal to that of the previous fiscal year.

In cases where borrowers indicate that they may be unable to meet payments on their loans, the Bank may revise the terms of repayment. In the case of direct loans to foreign governments, the international system provides several mechanisms and institutions through which countries facing repayment difficulties can effect remedial measures in agreement with their creditors (Paris Club rescheduling). Therefore, rescheduled principal and interest payments may have to be accepted in order to facilitate the collectibility of some loans or portions of loans. Should a default occur in the payment of principal or interest (whether by reason of a failure to agree on modified loan terms or otherwise), the Bank considers the related loan to be in arrears immediately to the extent of the defaulted amount. As of March 31, 2008, of the Bank’s loans, outstanding principal totaling ¥94,640 million was in arrears for six months or more, most of which were overseas direct loans. See “Non-performing Loans” and Note 3 of “Notes to Financial Statements”.

Sources of Funds

The following table sets forth information concerning the sources of funds for the Bank’s international financial operations. See also “Financial Statements—Statement of Changes in Financial Position (International Financial Account)”.

Sources of Funds

	Year ended March 31,
	2007	2008
	(millions of yen)
Borrowings from the Government Fund for Fiscal Investment and Loan Program (1)	¥367,500	¥345,600
Borrowings from the Postal Life Insurance Account	—	—
Bonds and Notes(2)	187,750	377,500

(1)	Includes both short-term and long-term borrowings.
(2)	Guaranteed by the Government except for the Fiscal Investment and Loan Program Agency Bond.

The Bank has raised funds for its international financial account through borrowings from Government of Japan and issuances of Japanese Government-guaranteed bonds and notes in international markets. In accordance with the government’s policy to reform the zaito program (see “Government Control and Supervision”), the Bank began to raise funds in the Japanese domestic capital market on its own creditworthiness, starting in the fiscal year ended March 31, 2002. Specifically, the Bank issued bonds without a guarantee from the Government of Japan in the aggregate amount of ¥200 billion in international financial account during the fiscal year ended March 31, 2008, and plans to issue up to ¥100 billion which consists of ¥70 billion in the international financial account and ¥30 billion in the overseas economic cooperation account during the fiscal year ending March 31, 2009. (The above plan includes planned issuances of such bonds by JFC, the Bank’s successor other than with respect to the overseas economic cooperation account, and by JICA, the Bank’s successor with respect to that account, during the six months ending March 31, 2009.)

Overseas Economic Cooperation Operations

In this section, references to financial information of the Bank are to the relevant financial information with respect to the Bank’s overseas economic cooperation account.

General

The Bank’s overseas economic cooperation operations fall into two categories: Official Development Assistance (ODA) loans and private-sector investment finance. All ODA loans and private-sector investment finance with a grant element of more than 25% are counted as ODA.

The Bank provides ODA loans to developing countries for their economic and social development and economic stability. All ODA loans are made according to agreements between the Government of Japan and the recipient countries. The Bank also provides private-sector investment finance to corporations in Japan and in developing countries to undertake projects in developing countries.

The Bank’s total commitments for the year ended March 31, 2008, amounted to ¥901 billion, and all of this amount is for the commitment of ODA. Total disbursements of the Bank for the year ended March 31, 2008 amounted to ¥684 billion, including ¥683.9 billion of ODA loans and ¥0.03 billion of private-sector investment finance. As of March 31, 2008, the outstanding balance of total ODA loans and private-sector investment finance was ¥11,522 billion.

Official Development Assistance Loans

The average interest rate of ODA loans committed by the Bank during the year ended March 31, 2008 was 0.86%, while the average repayment period was 32 years and 5 months (including the average grace period of 9 years and 2 months).

Measures for bridging regional income gaps in upper-middle income countries

As a result of recent rapid economic development, asymmetric growth in income across socio-economic classes and regions is becoming a serious challenge in upper-middle income countries. Encouraging their self-help efforts to address this problem, the Government of Japan will provide support for such countries by means of ODA loans.

ODA loans to upper-middle income countries have until now been limited in-principle to environmental, human resource development, and anti-seismic measures projects. In order to assist such countries to reduce regional income disparities, projects to develop specified economic and social infrastructure in low-income regions are now also included.

The following table shows the information concerning the balances of the Bank’s outstanding ODA loans as of the dates indicated:

Official Development Assistance Loans

	Fiscal year ended March 31,
	2004		2005		2006		2007		2008
	(millions of yen)
Asia	¥9,167,288	81.0%	¥9,306,086	82.1%	¥9,540,274	83.4%	¥9,541,808	83.9%	¥9,550,374	83.9%
The Middle East	508,390	4.5	491,549	4.3	475,278	4.2	467,737	4.1	463,879	4.1
Africa	973,441	8.6	875,648	7.7	773,951	6.8	718,974	6.3	733,930	6.4
Latin America and the Caribbean	580,355	5.1	565,132	5.0	525,304	4.6	512,703	4.5	497,697	4.4
Oceania	45,152	0.4	42,939	0.4	40,384	0.4	37,740	0.3	35,097	0.3
Europe	45,198	0.4	54,550	0.5	69,536	0.6	85,859	0.8	91,263	0.8
Others	—	—	—	—	—	—	10,010	0.1	11,491	0.1

Total	¥11,319,823	100.0%	¥11,335,904	100.0%	¥11,424,728	100.0%	¥11,374,832	100.0%	¥11,383,731	100.0%

The following table shows the geographic distribution of ODA loans committed by the Bank, as the case may be, for the periods indicated:

Geographical Distribution of ODA Loan Commitments

	Fiscal year ended March 31,
	2004		2005		2006		2007		2008
	(millions of yen)
Asia	¥528,370	89.9%	¥624,983	78.3%	¥475,384	83.4%	¥644,023	84.3%	¥625,925	69.5%
The Middle East	—	—	—	—	—	—	—	—	182,680	20.3
Africa	46,013	7.8	46,013	7.8	50,694	8.9	102,188	13.4	68,653	7.6
Latin America and the Caribbean	3,595	0.6	21,320	2.7	43,760	7.7	5,972	0.8	19,371	2.1
Oceania	—	—	—	—	—	—	—	—	4,598	0.5
Europe	9,689	1.6	47,838	6.0	—	—	—	—	—	—
Others	—	—	—	—	—	—	11,500	1.5	—	—

Total	¥587,667	100.0%	¥798,605	100.0%	¥569,838	100.0%	¥763,683	100.0%	¥901,227	100.0%

The following table shows the sectorial distribution of ODA loans committed by the Bank, as the case may be, for the periods indicated:

Sectorial Distribution of ODA Loan Commitments

	Fiscal year ended March 31,
	2004		2005		2006		2007		2008
	(millions of yen)
Electric Power and Gas	¥281,186	47.8%	¥189,736	23.8%	¥170,102	29.9%	¥127,876	16.7%	¥151,804	16.8%
Transportation	132,381	22.5	306,869	38.4	194,245	34.1	124,078	16.2	349,777	38.8
Telecommunications	20,202	3.4	3,029	0.4	—	—	15,717	2.1	—	—
Irrigation and Flood Control	11,115	1.9	51,126	6.4	37,192	6.5	46,900	6.1	50,516	5.6
Agriculture, Forestry and Fisheries	24,760	4.2	31,530	3.9	13,937	2.4	42,180	5.5	22,773	2.5
Mining and Manufacturing	—	—	21,001	2.6	3,299	0.6	17,995	2.4	73,904	8.2
Social Services	118,023	20.1	182,520	22.9	125,614	22.0	348,883	45.7	193,231	21.4
Commodity Loans	—	—	12,794	1.6	25,449	4.5	40,054	5.2	59,222	6.6

Total	¥587,667	100.0%	¥798,605	100.0%	¥569,838	100.0%	¥763,683	100.0%	¥901,227	100.0%

The following table sets forth information concerning the balances of the Bank’s outstanding Overseas Economic Cooperation loans as of March 31, 2008:

Loan Balances by Remainder of Term(1)

	As of March 31, 2008
	(millions of yen)
One year or less	¥679,636	6.1%
More than 1 to 2 years	653,287	5.9
More than 2 years to 3 years	615,616	5.5
More than 3 years to 4 years	619,274	5.6
More than 4 years to 5 years	609,386	5.5
More than 5 years to 6 years	612,641	5.5
More than 6 years to 7 years	615,210	5.5
More than 7 years to 8 years	602,766	5.4
More than 8 years to 9 years	581,319	5.2
More than 9 years to 10 years	581,383	5.2
More than 10 years to 11 years	552,444	5.0
More than 11 years to 12 years	518,043	4.7
More than 12 years to 13 years	490,991	4.4
More than 13 years to 14 years	437,273	3.9
More than 14 years to 15 years	399,241	3.6
More than 15 years	2,558,835	23.0

Total	¥11,127,346	100.0%

(1)	The amounts do not include principal that is overdue and unpaid, and principal that may possibly be waived according to the “Changes in Debt Relief Method” announced by the Government of Japan in December 2002.

Private-sector Investment Finance

The Bank’s private-sector investment finance operations provide economic cooperation through extending loans and making equity investment for private sector activities in developing countries. The outstanding amount of private-sector investment financed by the Bank as of March 31, 2008 was ¥138 billion, including equity participation totaling ¥135 billion.

Commitment of Private Sector Investment Finance

Fiscal year ended March 31,	Amount (in millions)	Number of Commitments
2000(1)	878	1
2001	4,983	3
2002	—	—
2003(2)	486	1

(1)	Combined data for the six months ended September 30, 1999 with respect to OECF and for the six months ended March 31, 2000 with respect to the Bank.
(2)	Private Sector Investment Finance discontinued making new loans starting April 1, 2003, in accordance with the Reorganization and Rationalization Plan for Special Public Institutions.

Allowance for Possible Loan and Investment Losses

The Bank provides an allowance for possible loan and investment losses in its overseas economic cooperation operations, pursuant to the relevant cabinet order and related regulations. As of March 31, 2008, the Bank’s allowance totaled ¥393 billion in its overseas economic cooperation operations. See Note 1 of “Notes to Financial Statements”.

For the fiscal year ended March 31, 2008, the Bank wrote off loans totaling ¥17,735 million in its overseas economic cooperation operations. The amount of loans written off decreased ¥28,855 million from the previous fiscal year.

In cases where borrowers indicate that they may be unable to meet payments on their loans, the Bank may revise the terms of repayment. In the case of direct loans to foreign governments, the international system provides several mechanisms and institutions through which countries facing repayment difficulties can effect remedial measures in agreement with their creditors (Paris Club rescheduling). Therefore, rescheduled principal and interest payments may have to be accepted in order to facilitate the collectibility of some loans or portions of loans. Should a default occur in the payment of principal or interest (whether by reason of a failure to agree on modified loan terms or otherwise), the Bank considers the related loan to be in arrears immediately to the extent of the defaulted amount. As of March 31, 2008, of the Bank’s loans, outstanding principal totaling ¥335,343 million was in arrears for six months or more, most of which related to overseas direct loans. See “Non-performing Loans” and Note 3 of “Notes to Financial Statements”.

Sources of Funds

The following table sets forth information concerning the sources of funds for the Bank’s overseas economic cooperation operations. See also “Financial Statements—Statement of Changes in Financial Position (Overseas Economic Corporation Account)”.

Sources of Funds

	Year ended March 31,
	2007	2008
	(millions of yen)
Borrowings from the Government Fund for Fiscal Investment and Loan Program	¥334,600	¥101,600
Capital subscriptions from the general account budget	165,864	159,064

Moreover, the Government of Japan may, within the limits of the budget, grant to the Bank an amount corresponding to a part of the expenses required for the Overseas Economic Cooperation operations.

Capital of the Bank

The following table sets forth information concerning the Bank’s total assets and equity based on both statutory financial statements (“JBIC Law financial statements”) and Japanese GAAP financial statements.

JBIC Law Financial Statements

		Total
				International Financial Account			Overseas Economic Cooperation Account
	Year ended March 31,
(millions of yen)	2006	2007	2008	2006	2007	2008	2006	2007	2008
Total assets	21,061,482	20,934,069	20,525,015	9,782,576	9,668,546	9,326,027	11,278,906	11,265,523	11,198,988

Total equity	8,998,531	9,337,987	9,701,906	1,766,824	1,801,015	1,823,536	7,231,707	7,536,973	7,878,370
Capital	8,051,144	8,217,008	8,376,072	985,500	985,500	985,500	7,065,644	7,231,508	7,390,572
Reserve	820,473	911,299	1,085,840	709,148	745,236	780,375	111,325	166,062	305,464
Earnings	126,914	209,680	239,994	72,176	70,279	57,661	54,738	139,402	182,333

Total equity/ Total assets	42.73%	44.61%	47.27%	18.06%	18.63%	19.55%	64.12%	66.90%	70.35%

Japanese GAAP Financial Statements

		Total
				International Financial Account			Overseas Economic Cooperation Account
	Year ended March 31,
(millions of yen)	2006	2007	2008	2006	2007	2008	2006	2007	2008
Total assets	20,897,824	20,822,723	20,098,361	9,863,621	9,736,893	9,050,552	11,034,203	11,085,830	11,047,808

Total equity	8,626,381	—	—	1,646,190	—	—	6,980,190	—	—
Capital	8,051,144	—	—	985,500	—	—	7,065,644	—	—
Reserve	575,236	—	—	660,690	—	—	(85,454)	—	—

Total equity/ Total assets	41.28%	—	—	16.69%	—	—	63.26%	—	—

Total net assets	—	9,028,911	9,460,768	—	1,678,527	1,740,661	—	7,350,383	7,720,106

Capital	—	8,217,008	8,376,072	—	985,500	985,500	—	7,231,508	7,390,572
Retained Earnings	—	813,052	1,052,480	—	694,149	722,946	—	118,875	329,534

Total net assets/ Total assets	—	43.36%	47.07%	—	17.24%	19.23%	—	66.30%	69.88%

In the fiscal year ended March 31, 2002, the Bank began to compute its BIS based capital adequacy ratio as set forth in the table below.

	Year ended March 31,
	2007			2008
(millions of yen)	Total	International Financial Account	Overseas Economic Cooperation Account	Total	International Financial Account	Overseas Economic Cooperation Account
Core Capital (Tier I)(A)	8,994,894	1,644,510	7,350,383	9,399,722	1,679,615	7,720,106
Supplementary Capital (Tier II) (B)	73,933	25,064	48,869	52,330	15,041	37,289
Exclusion (C)	—	—	—	—	—	—

Total Capital (A)+(B)-(C) (D)	9,068,827	1,669,574	7,399,252	9,452,053	1,694,657	7,757,396

Risk Assets, etc (E)	18,638,647	8,661,525	9,977,122	17,957,278	7,897,077	10,060,200
Total Capital Ratio (D)/(E)	48.65%	19.27%	74.16%	52.63%	21.45%	77.10%

Tier I Ratio (A)/(E)	48.25%	18.98%	73.67%	52.34%	21.26%	76.73%

(1)	Because general loan loss allowance of up to 1.25% of risk assets, etc (Item (E)) can be in the calculation for supplementary capital, the sum of International Financial Account and Overseas Economic Cooperation Account do not reconcile to the total figure.
(2)	Beginning from the fiscal year ended March 31, 2007, credit risk is computed in accordance with the Standardized Approach pursuant to Basel II.

Non-performing Loans

In the fiscal year ended March 31, 2001, the Bank began to assess all claims and monitor risks on its loans and other credits in accordance with the standards set forth in the Financial Inspection Manuals of the Financial Services Agency of Japan, and is applying to its assets the asset quality self-assessment standards applied by Japanese commercial financial institutions to their assets. The Bank’s asset quality self-assessment is based on its financial statements prepared in accordance with Japanese GAAP.

The Bank assessed its loans and other credits in accordance with disclosure requirements that are based, in all material respects, on two sets of disclosure regulations that are followed by commercial financial institutions in Japan, although the Bank is not required to follow either set of regulations. The first set of disclosure regulations includes those set forth under the Banking Law of 1981, as amended (the “Banking Law”). The Banking Law standards require “Risk-monitored Loans” to be disclosed in four categories: (1) bankrupt loans, (2) non-accrual loans, (3) past due loans (three months or more), and (4) restructured loans. The loan categories can be described in greater detail as follows:

“Bankrupt loans” are loans to borrowers which have begun bankruptcy, composition, reorganization, winding-up or special liquidation proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Commercial Code or other similar laws of Japan or have had their transactions with the promissory note clearinghouse suspended, or loans to borrowers which have begun similar proceedings under any foreign law.

“Non-accrual loans” are loans which are placed non-accrual status when collection of either the principal or interest becomes doubtful, but exclude “Bankrupt loans”.

“Past due loans (three months or more)” are loans for which principal and/or interest is past due three months or more from the date following the scheduled payment date, but exclude “Bankrupt loans” and “Non-accrual loans”.

“Restructured loans” are loans the terms of which the Bank has modified in favor of borrowers in order to expedite the borrowers’ restructuring and to support the borrower by, among other things, reducing the stated interest rate, deferring interest payments or write downs, but exclude (1) “Bankrupt loans”, (2) “Non-accrual loans”, and (3) “Past due loans (three months or more)”.

The following tables set forth the results of the Bank’s assessment of its loans according to the Banking Law standards as of March 31, 2007 and 2008:

Principal Amount of Non-Performing Loans

Calculated and Disclosed under Banking Law

	As of March 31, 2007
	International Financial Account	Overseas Economic Cooperation Account	Total
	(millions of yen)
Bankrupt loans	¥47,333	¥—	¥47,333
Non-accrual loans	126,610	76,876	203,487
Loans past due three months or more as to principal or interest payments	—	—	—
Restructured loans	112,868	185,191	298,060

Total	¥286,813	¥262,068	¥548,881

	As of March 31, 2008
	International Financial Account	Overseas Economic Cooperation Account	Total
	(millions of yen)
Bankrupt loans	¥35,877	¥—	¥35,877
Non-accrual loans	109,805	73,367	183,173
Loans past due three months or more as to principal or interest payments	—	—	—
Restructured loans	42,820	139,647	182,468

Total	¥188,504	¥213,015	¥401,519

In addition, the Bank has assessed its loans and other assets in accordance with disclosure requirements that are based, in all material respects, on the requirements set forth in the Law on Emergency Measures for the Revitalization of the Functions of the Financial System of 1998, as amended (the “Financial Revitalization Law”). The Financial Revitalization Law requires that problem assets be categorized in three categories: (1) bankrupt and quasi-bankrupt assets, (2) doubtful assets and (3) substandard loans, which may be described more fully as follows:

“Bankrupt and quasi-bankrupt assets” are loans to and other credits to debtors which have begun proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Financial Revitalization Law or other similar laws of Japan and have financially failed, as well as similar loans as so designated.

“Doubtful Assets” are loans to and other credits to debtors whose financial and operational conditions have been deteriorated and which are unlikely to make payment of principal and/or interest on a contractual basis.

“Substandard loans” are (1) “Past due loans (three months or more)” for which principal and/or interest is past due three months or more from the date following the scheduled payment date excluding “Bankrupt and quasi-bankrupt assets” and “Doubtful assets”, and (2) restructured loans on which the Bank granted concessions to borrowers in financial difficulties to assist them in their financial recovery and eventually be able to pay to creditors, but exclude “Bankrupt and quasi-bankrupt assets”, “Doubtful assets” and “Past due loans (three months or more)”.

The following table sets forth the result of the Bank’s assessment of its loan portfolio according to the Financial Revitalization Law standards as of March 31, 2007 and 2008:

Problem Assets

Calculated and Disclosed under Financial Revitalization Law

	As of March 31, 2007
	International Financial Account	Overseas Economic Cooperation Account	Total
	(millions of yen)
Bankrupt and quasi-bankrupt assets	¥47,665	¥—	¥47,665
Doubtful assets	126,278	76,876	203,155
Substandard loans	112,868	185,191	298,060

Total	¥286,813	¥262,068	¥548,881

	As of March 31, 2008
	International Financial Account	Overseas Economic Cooperation Account	Total
	(millions of yen)
Bankrupt and quasi-bankrupt assets	¥36,159	¥—	¥36,159
Doubtful assets	109,523	73,367	182,891
Substandard loans	42,820	139,647	182,468

Total	¥188,504	¥213,015	¥401,519

In the event that a debtor country is temporarily unable to repay its external public debt (debts to creditors that are public institutions such as central governments, trade insurance agencies and export credit agencies) due to a decline in its balance of payments, meetings of creditor countries (the “Paris Club”) may be held to discuss debt relief measures. When creditor countries agree on debt relief measures, debt rescheduling agreements between the creditors and a debtor are agreed, and repayments are made according to the agreements. During this temporary liquidity assistance effort, the debtor country implements an economic reform program pursuant to an agreement with the IMF and continues repayments of its debts. The principal amount of loans as of March 31, 2008, for which the Bank agreed to provide debt relief pursuant to the Paris Club agreements was ¥334,826 million on the International Financial Account and ¥1,228,905 million on the Overseas Economic Cooperation Account.

In the past, the Bank had not categorized the loans rescheduled under the Paris Club agreements, described above, under “Restructured loans.” This practice was based on the assumption that, unlike loans provided by private financial institutions, the Bank’s loans, as loans from a public creditor, benefit from an asset securing mechanism under the international framework which accords a high probability of repayment. However, in order to facilitate comparison with private financial institutions, effective from the fiscal year ended March 31, 2005, the Bank now classifies its loans rescheduled under the Paris Club made to borrowers classified under the Banking Law self assessment as “Watchlisted”, but not “Past due loans (3 months or more)”, as “Restructured loans”. The amount of such loans as of March 31, 2008, included in “Restructured loans” in the above table, is ¥8,806 million attributable to the International Financial Account, of which ¥5,220 million represents original principal and ¥139,647 million attributable to the Overseas Economic Cooperation Account, of which ¥63,663 million represents original principal.

Risk Management

The Bank manages major risks in its operations as a policy-lending institution in the following manner.

Credit Risks

Managing credit risks

The cornerstone of credit risk management at the Bank is evaluation of an individual borrower’s creditworthiness, among other factors, in the process leading to credit approval. When a new credit is processed, the relevant financing departments, credit analysis department and country economic analysis department collect and analyze information on the borrower. The overseas representative offices also play a part in collecting information on foreign governments and corporations. Credit appraisal takes place, with checks and balances at work between these different departments throughout the process, leading to the final decision by the management.

For lending to foreign governments and corporations, the Bank makes most use of its position as a public institution and exchanges views and information with governments and other authorities in recipient countries, international institutions such as the IMF and the World Bank, other regional development banks and official export credit agencies as well as private financial institutions in the industrial countries. Using all these channels, the Bank evaluates sovereign or country risk based on a broad range of information on government and government agency borrowers as well as political and economic conditions in their countries.

For credit to domestic and foreign corporations, there is need to evaluate their creditworthiness and the appropriateness of the collateral they provide. In particular, for credit related to projects overseas, credit evaluation involves checking and examining the certainty of transactions to be financed, feasibility studies of projects and the industry in which the borrower operates.

Internal credit rating

The Bank recently started a new internal credit rating program that covers substantially all of its borrowers. The Bank uses its internal credit ratings for loan appraisals and to quantify its credit risks.

Internal assessment of asset portfolio

As part of its internal credit risk management, the Bank started self-assessments of its asset portfolio in the year ended March 31, 2001. The Bank is undertaking internal assessments, similar to Japanese private financial institutions, in accordance with the Financial Inspection Manuals prepared by the Financial Services Agency as well as in discussion with an auditing firm to assure the appropriateness of the Bank’s self-assessment of its loan assets. In this process, the Bank, following the examples of private financial institutions, conducts first stage assessments by the relevant financing departments, second stage assessments by the credit and country economic analysis departments, and inspections by the auditing department. The results of this internal assessment of asset portfolios are used for the disclosure of the quality of assets to enhance the transparency of the Bank’s financial position. See Note 5 of “Notes to Financial Statements”.

Quantifying credit risks

In addition to individual credit risk management, the Bank is working on quantifying credit risks with a view to reflecting them in financing policy in the future. To quantify credit risks, it is important to take into account the characteristic of the Bank’s loan portfolio that there is a significant proportion of long-term loans and loans involving sovereign risk or country risk. Also to be taken into account is the mechanism of securing assets, such as the framework of international financial assistance to debtor countries through the Paris Club, which is unique to official creditors. Currently, work is under way on measuring the volume of overall credit risks, incorporating these factors.

Market Risks

Exchange rate risk

Foreign currency-denominated loans of the Bank’s international financial operations involve risks related to exchange rate fluctuations. The Bank has a consistent policy of managing its risk by hedging the full amount of such exposure through currency swaps and forward exchange transactions. Loans provided by the Bank’s overseas economic cooperation operations do not involve exchange rate risk, since none of the loans are denominated in foreign currencies.

Interest rate risk

In the Bank’s international financial operations, interest rate risk for foreign currency-denominated (and for a portion of yen-denominated loans) is mainly hedged by using interest rate swaps by which both foreign currency-denominated loans (and for a portion of yen-denominated loans) and the related funding arrangements can be managed on a floating rate basis. Interest rate risk for yen-denominated loans is limited since maturity of loans and the related funding arrangements, both on a fixed-rate basis, are generally matched. In addition, the Bank makes careful projections of its future asset/liability structure and profits and losses.

In the Bank’s overseas economic cooperation operations, the capacity for absorbing interest rate risk is enhanced by capital injection from the national budget along with borrowing under the zaito program (see “Government Control and Supervision”). As in the case of the international financial operations, careful projections are made by the Bank of its future asset/liability structure and profits and losses.

Derivatives transactions

Policy for derivatives transactions

The Bank engages in derivatives transactions exclusively for the purpose of hedging exchange rate and interest rate risks that are involved in its lending and funding operations.

Transactions

Derivatives transactions of the Bank include interest rate and currency swaps and forward exchange contracts. The table below gives details of these transactions as of March 31, 2008.

Credit Risk Amounts of Derivatives, etc.

	As of March 31, 2008
	Notional Amount	Credit Risk
	(billions of yen)
Interest Rate Swap	¥2,414	¥73
Currency Swaps	3,613	785
Forward Exchange Contracts	1.3	0
Other Derivatives	—	—
Credit Risk Reductions through Netting	—	(124)

Total	¥6,028	¥734

Risks involved in derivatives transactions and policies for addressing risks

Credit risk. Potential loss from the failure of a counterparty to perform its obligations in accordance with terms and conditions of the contract governing transactions due to bankruptcy or deteriorating business conditions.

The Bank constantly monitors the market value of derivatives transactions as to each counterparty and the amount of its credit exposure to and creditworthiness of each counterparty in order to ascertain the appropriateness of entering into or maintaining a transaction with each counterparty.

Liquidity Risk. Liquidity risk refers to the risk of cash flow tightening due to worsening fund-raising capability that arises from deterioration of creditworthiness or mismatches in the maturity of assets and liabilities. The Bank is minimizing the liquidity risk through effective cash flow management and diversification of its funding sources. In addition, multiple financial institutions have established short-term credit line with the Bank. The Bank borrows under the zaito program and issues government-guaranteed bonds in the international capital markets. The Bank started to issue bonds without a government guarantee in the domestic capital market in the year ended March 31, 2001.

Operational Risk. Operational risk refers to the potential loss from neglecting of duty or from accidents or misdeeds on the part of the Bank’s management and staff or from external events. The Bank has been minimizing this risk by ensuring accurate operations through checks on the administrative process, creating operational manuals, improving training programs, and streamlining and computerizing the procedures. In addition, the Audit Department, in charge of internal auditing, inspects the administrative practices of the head office, the Osaka Branch and overseas representative offices.

Computer System Risk. Computer system risk refers to the potential loss from a breakdown or malfunction in computer systems as well as from their misuse. With greater reliance on information systems, there is an increasing need to make the operations of the Bank smoother and more effective by exchanging information with Japanese firms as well as foreign governments through information networks. It is thus important to give greater weight to information management and staff with respect to internal information management and by putting in place measures to block illegal access to the Bank’s information systems from external sources by way of information networks. As part of an effort to ensure information security, the Bank drew up the Information Security Policy and created the Information Security Committee, consisting of the Senior Executive Director in charge and heads of the relevant departments.

MANAGEMENT

The JBIC Law stipulates that Bank’s management consists of a Governor, two Deputy Governors and Managing Directors and up to seven Senior Executive Directors. In addition to these officers, the Bank shall have up to two Auditors. The Governor and the Auditors are appointed by the Minister of Finance and the Deputy Governors and Managing Directors are appointed by the Governor with the consent of the Minister of Finance. Senior Executive Directors are appointed by the Governor.

The Governor is the Bank’s chief executive officer, and the Deputy Governors and Managing Directors are his alternates. The Senior Executive Directors exercise various management functions in accordance with delegations from the Governor, but final authority in all matters resides exclusively with the Governor.

The Auditors audit the business of the Bank and may submit their views to the Governor or the supervising Ministers (the Minister of Finance and the Minister of Foreign Affairs, or the Minister of Finance and the Minister of Defense in case the Bank conducts the Financial Operations for Facilitating Realignment of U.S. Forces in Japan) when they deem it necessary. Every half year, the Auditors audit the Bank’s statutory financial statements. Their opinion, together with the statutory financial statements, is submitted to the Minister of Finance within two months after termination of the first six-month period of each fiscal year and within three months after termination of each fiscal year.

The Bank’s Executive Officers (as of September 1, 2008)

Title	Name
Governor	Koji Tanami
Deputy Governor and Managing Director	Yoshihiko Morita
Senior Executive Director	Fumio Hoshi
Senior Executive Director	Tetsuo Shioguchi
Senior Executive Director	Wataru Yoshida
Senior Executive Director	Hideo Matsui
Senior Executive Director	Izumi Arai
Senior Executive Director	Koji Sumiya
Senior Executive Director	Masaki Omura
Auditor	Yorihiro Narita
Auditor	Hisanao Sato
Executive Director, JBIC Institute	Hiroto Arakawa
Resident Executive Director, Osaka Branch	Yoshitaka Narita
Executive Director	Kazushi Hashimoto
Executive Director	Aya Yamazaki
Resident Executive Director for Asia and Oceania	Takaya Naito
Resident Executive Director for Africa	Shigeru Kiyama
Resident Executive Director for the Americas	Yasushi Momose
Resident Executive Director for Europe and the Middle East	Kohei Nakanishi

DEBT RECORD

There has been no default on any obligation of the Bank.

FINANCIAL STATEMENTS OF JAPAN BANK FOR INTERNATIONAL COOPERATION AND AUDITORS

The JBIC Law requires the Bank to prepare statutory financial statements twice a year and to submit them, with an opinion of the Bank’s Auditors thereon, to the Minister of Finance. The accounts of the Government Agencies, which include the Bank, are examined semi-annually by the Board of Audit to determine compliance with certain statutory requirements. The Board of Audit is an independent body created by the Constitution of Japan, and its Examination Reports on the accounts of the Bank and the other Government Agencies, together with its Audit Reports on the final accounts of the Government, are submitted to the Diet through the Cabinet.

Since the fiscal year ended March 31, 2001, the Bank has prepared and made public financial statements in accordance with generally accepted accounting principles and practices for Japanese private corporations (Japanese GAAP), in addition to preparing the statutory financial statements in accordance with the JBIC Law and regulations thereunder. The Bank’s Japanese GAAP financial statements consist of a balance sheet, statement of operations, statement of cash flows, statements of changes in net assets, and accompanying notes, all presented in accordance with Japanese GAAP and available in English as well as in Japanese (see Exhibit 4 to this Annual Report on Form 18-K). The Bank’s Japanese GAAP financial statements for the fiscal years ended March 31, 2007 and 2008 are set forth in Exhibit 4 to this Annual Report on Form 18-K, and they have been audited by Ernst & Young ShinNihon LLC (formerly Ernst & Young ShinNihon), independent accountants, as stated in their report, which is incorporated in that exhibit. The previous accounting firm that audited the Bank’s Japanese GAAP financial statements for the fiscal years ended March 31, 2001 through 2006 was replaced by Ernst & Young ShinNihon LLC (formerly Ernst & Young ShinNihon) starting in the fiscal year ended March 31, 2007. JBIC may from time to time review its financial statements and accounting procedures and to make appropriate changes to them reflecting market practices and regulations. In preparing the financial statements presented in accordance with Japanese GAAP, the Bank made necessary adjustments to its statutory financial statements, which were prepared based on the Bank’s statutes and related regulations as well as accounting principles applied to special public corporations. The principal differences in accounting practice between the two sets of financial statements pertain to the calculation of the provision for allowance for possible loan losses, the calculation of the allowance for employee retirement benefits, and the accounting treatment of foreign currency transactions and financial products.

Key Differences Between the Japanese GAAP and JBIC Law Financial Statements

	Japanese GAAP Financial Statements	JBIC Law Financial Statements
Profit distribution	• Payments to the National Treasury are classified as profit distribution

•        The JBIC Law and Cabinet orders provide that half of profits in the International Financial Account shall be transferred to reserves. All profits in the Overseas Economic Cooperation Account shall be transferred to reserves

• Profits remaining in the International Financial Account after providing for reserves shall be paid to the National Treasury

Allowance for possible loan and investment losses	• Provided based on the results of a self-assessment of assets according to the Financial Inspection Manuals	• JBIC provides an allowance based on a MOF Notification

	• Conducts a self-assessment of loan assets and provide a general allowance based on a projected loss rate for loans to Normal borrowers and Watch borrowers	<International Financial Account> • In principle, provided at 3/1,000 of loans outstanding at the fiscal year-end

	• As for loans to Potentially bankrupt borrowers, Substantially bankrupt borrowers and Bankrupt borrowers, establishes specific allowance / depreciation according to a self-assessment of loan assets	• For loans to countries subject to Paris Club relief measures, the allowance is provided within an amount calculated based on the agreed reduced rate

• Establishes allowance for possible investment losses for Category III investments and depreciation for Category IV investments

•        The allowance is provided equal to 100% of each of the following outstanding loans: (i) loans to the countries which are categorized as HIPCs, and have reached the Completion Point at fiscal year-end, (ii) loans to the HIPCs which have not reached the Decision Point at the end of FY2002, and (iii) loans under TDB scheme

<Overseas Economic Cooperation Account>

• For ODA loans, provided at 0.1/1,000 of loans outstanding at fiscal year-end

• For private-sector investment finance, provided at 30/1,000 of loans outstanding at fiscal year-end

• For equity participation, to cover undistributed losses of invested corporations, provided in proportion to JBIC’s investment against total investment to the corporations

• The allowance is provided equal to 100% of each of the outstanding loans to the HIPCs which have not reached the Decision Point at the end of FY 2002

Allowance for employee retirement benefits	• Calculates retirement benefit obligations and provides allowance after deducting the current market value of pension assets	• Not provided

Translation of foreign currency transactions	• Previous month-end TTM for transactions during the year. Fiscal year-end stock at fiscal year-end TTM

•        Non-exchange transactions are stated at the Basic Rate of Exchange (revised semi-annually in January and July by The Bank of Japan). Transactions covered by a forward exchange contract are stated at the contract rate

Financial products (derivatives)	• All derivative financial instruments are carried at fair value, except for certain derivatives for that hedge accounting is employed	• Off balance sheet transactions

Statements of cash flows	• Cash flows during the period are classified into operating activities, investing activities and financing activities	• Not prepared

Differences between the Japanese GAAP and JBIC Law Financial Statements with regard to total assets and total net assets as of March 31, 2007

	Total			International Financial Account			Overseas Economic Cooperation Account
	Japanese GAAP[1]	JBIC Law[2]	1 – 2	Japanese GAAP[1]	JBIC Law[2]	1 – 2	Japanese GAAP[1]	JBIC Law[2]	1 – 2
	(billions of yen)
Total Assets	¥20,098	¥20,525	¥(427)	¥9,051	¥9,326	¥(275)	¥11,048	¥11,199	¥(151)

Total Net Assets(1)	9,461	9,702	(241)	1,741	1,824	(83)	7,720	7,878	(158)

Capital	8,376	8,376	—	986	986	—	7,391	7,391	—
Retained Earnings(2)	1,052	1,326	(273)	723	838	(115)	330	488	(158)

Total Net Assets/ Total Assets	47.07%	47.27%	(0.2)%	19.23%	19.55%	(0.32)%	69.88%	70.35%	(0.47)%

(1)	In the JBIC Law Financial Statements, this column shows Total Equity.
(2)	In the JBIC Law Financial Statements, this column shows the sum of Reserve and Net Earnings.

Report of Auditors of Japan Bank for International Cooperation

JAPAN BANK FOR INTERNATIONAL COOPERATION

4-1, Ohtemachi 1-chome

Chiyoda-ku, Tokyo

As auditors of Japan Bank for International Cooperation, we have audited the balance sheet of Japan Bank for International Cooperation as of March 31, 2008 and the related statement of earnings for the year ended March 31, 2008. Our audit was made in accordance with the Japan Bank for International Cooperation Law and regulations thereunder.

The aforesaid financial statements were prepared in accordance with JBIC Law, the regulations thereunder and the accounting principles for special public corporations (Report dated October 2, 1987 from the Sub-Committee on the Accounting Practices for Public Corporations under the Fiscal System Council).

In our opinion, the financial statements referred to above present fairly the financial position of Japan Bank for International Cooperation as of March 31, 2008 and the results of its operations for the year then ended.

/s/ Yorihiro Narita
YORIHIRO NARITA
Auditor
Japan Bank for International Cooperation

/s/ Hisanao Sato
HISANAO SATO
Auditor
Japan Bank for International Cooperation

September 24, 2008

JAPAN BANK FOR INTERNATIONAL COOPERATION

BALANCE SHEETS (THE BANK)

	March 31, 2008	March 31, 2007	March 31, 2008
	(Millions of Yen)		(Millions of U.S. Dollars)
ASSETS:
Cash and Cash Equivalents	¥325,699	¥326,200	$2,784
Loans (Note 2)	18,692,943	19,202,282	159,769
Investments	135,523	140,750	1,158
Securities	6,900	8,622	59
Accrued Interest Income	136,695	145,276	1,168
Miscellaneous Assets	28,301	38,836	242
Premises and Equipment	25,079	25,647	214
Deferred Charges	3,417	3,062	29
Customers’ Liabilities for Acceptances and Guarantees	1,617,474	1,492,439	13,825
Allowance for Possible Loan and Investment Losses	(447,016)	(449,046)	(3,821)

TOTAL ASSETS	¥20,525,015	¥20,934,069	$175,427

LIABILITIES, CAPITAL AND RESERVES
Liabilities:
Borrowings (Note 4):	¥6,972,187	¥8,094,826	$59,591
Bonds and Notes	2,130,894	1,914,517	18,213
Accrued Expenses	72,812	84,237	622
Miscellaneous Liabilities	29,742	10,063	254
Acceptances and Guarantees	1,617,474	1,492,439	13,825

TOTAL LIABILITIES	10,823,109	11,596,081	92,505

Capital and Reserves:
Capital of the International Financial Account (Note 5)	985,500	985,500	8,423
Capital of the Overseas Economic Cooperation Account (Note 5)	7,390,572	7,231,508	63,167
Reserve of the International Financial Account (Note 6)	780,375	745,236	6,670
Net Earnings of the International Financial Account	57,661	70,279	493
Reserve of the Overseas Economic Cooperation Account (Note 6)	305,464	166,062	2,611
Net Earnings of the Overseas Economic Cooperation Account	182,333	139,402	1,558

TOTAL CAPITAL AND RESERVES	9,701,906	9,337,987	82,922

TOTAL LIABILITIES, CAPITAL AND RESERVES	¥20,525,015	¥20,934,069	$175,427

See “Notes to Financial Statements”.

JAPAN BANK FOR INTERNATIONAL COOPERATION

STATEMENTS OF EARNINGS (THE BANK)

	Fiscal Year Ended March 31, 2008	Fiscal Year Ended March 31, 2007	Fiscal Year Ended March 31, 2008
	(Millions of Yen)		(Millions of U.S. Dollars)
Ordinary Income:
Interest on Loans	¥558,050	¥577,217	$4,770
Guarantee Commissions	5,233	4,254	45
Interest on Securities	188	217	1
Dividends on Investments	15,052	7,142	129
Grant from General Account	20,000	30,000	171
Interest on Deposits in Banks	12,415	8,349	106
Interest on Swaps and Miscellaneous Interest Received	9,133	12,941	78
Commissions	1,948	2,189	17
Foreign Exchange Gains	2,230	3,413	19
Gain on Disposal of Investments	14,308	75	122
Other Income	5,040	2,542	43
Reversal of Allowance for Possible Loan and Investment Losses	449,046	456,589	3,838

Total	¥1,092,644	¥1,104,928	$9,339

Ordinary Expenses:
Interest on Borrowings	¥132,615	¥157,505	$1,133
Interest on Bonds and Notes	68,646	70,799	587
Interest on Swaps and Miscellaneous Interest Payment	142,732	129,007	1,220
Administrative Expenses	26,741	24,368	228
Depreciation of Premises and Equipment	1,120	1,073	10
Commissions	6,128	6,219	52
Foreign Exchange Losses	7,679	3,023	66
Loss from Disposal of Investments	—	4,624	—
Write-off of Loans	18,467	47,322	158
Amortization of Discounts on Bonds and Notes	584	569	5
Amortization of Bond and Note Issue Expenses	727	972	6
Other Expenses	196	719	2
Provision for Allowance for Possible Loan and Investment Losses	447,016	449,046	3,821

	852,650	895,247	7,288
Net Earnings of the International Financial Account	57,661	70,279	493
Net Earnings of the Overseas Economic Cooperation Account	182,333	139,402	1,558

Total	¥1,092,644	¥1,104,928	$9,339

See “Notes to Financial Statements”.

JAPAN BANK FOR INTERNATIONAL COOPERATION

STATEMENTS OF CHANGES IN FINANCIAL POSITION (THE BANK)

	Fiscal Year Ended March 31, 2008	Fiscal Year Ended March 31, 2007
	(millions of yen)
Funds Brought Forward from the Prior Fiscal Period	¥326,200	¥646,577

SOURCE OF FUNDS:
Investments from Government	159,064	165,864
Grant from Government	20,000	30,000
Long-term Borrowings from Government Trust Fund Bureau	447,200	702,100
Long-term Borrowings from Government Post Office Life Insurance Fund	—	—
Short-term Borrowings from Private Banks	41,087	23,500
Bonds and Notes	377,500	187,750
Collection from Loans	2,211,713	1,918,497
Interest on Loans	539,012	546,555
Guarantee Commissions	4,565	3,807
Interest on Securities	162	192
Interest on Deposits in Banks	12,415	8,349
Interest on Swaps and Miscellaneous Interest Received	152,165	146,840
Others	42,176	28,623

TOTAL SOURCES	¥4,007,059	¥3,762,077

USE OF FUNDS:
Loans	1,681,746	1,661,565
Investments	226	568
Repayment of Borrowings from Government Trust Fund Bureau	1,521,306	1,494,820
Repayment of Borrowings from Government Post Office Life Insurance Fund	48,533	39,243
Repayment of Borrowings from Private Banks	41,087	23,500
Redemption of Bonds and Notes	162,071	305,256
Purchase of Premises and Equipment	727	807
Interest on Borrowings from Government Trust Fund Bureau	135,832	161,768
Interest on Borrowings from Government Post Office Life Insurance Fund	1,371	1,901
Interest on Borrowings from Private Banks	6	0
Interest on Bonds and Notes	69,836	68,772
Interest on Swaps and Miscellaneous Interest Payment	290,983	254,819
Outsourcing Costs	6,136	6,198
Administrative Expenses	26,539	24,154
Miscellaneous Expenses for Bond Issuance	202	214
Others	(14,723)	2,555
Payment to National Treasury	35,682	36,315
TOTAL USES	¥4,007,560	¥4,082,454

Funds Carried Forward to the Next Fiscal Period	¥325,699	¥326,200

JAPAN BANK FOR INTERNATIONAL COOPERATION

BALANCE SHEETS

(INTERNATIONAL FINANCIAL ACCOUNT)

	March 31, 2008	March 31, 2007	March 31, 2008
	(Millions of Yen)		(Millions of U.S. Dollars)
ASSETS:
Cash and Cash Equivalents	¥324,170	¥258,234	$2,771
Loans (Note 2)	7,305,811	7,823,666	62,443
Investments	921	810	8
Securities	6,900	8,622	59
Accrued Interest Income	74,927	79,593	640
Miscellaneous Assets	27,580	38,224	236
Premises and Equipment	18,398	18,847	157
Deferred Charges	3,417	3,062	29
Customers’ Liabilities for Acceptances and Guarantees	1,617,474	1,492,439	13,825
Allowance for Possible Loan and Investment Losses	(53,570)	(54,950)	(458)

TOTAL ASSETS	¥9,326,027	¥9,668,546	$79,710

LIABILITIES, CAPITAL AND RESERVES:
Liabilities:
Borrowings (Note 4):	¥3,665,483	¥4,380,023	$31,329
Bonds and Notes	2,130,894	1,914,517	18,213
Accrued Expenses	59,223	70,604	506
Miscellaneous Liabilities	29,417	9,949	251
Acceptances and Guarantees	1,617,474	1,492,439	13,825

TOTAL LIABILITIES	7,502,491	7,867,531	64,124

Capital and Reserves:
Capital (Note 5)	985,500	985,500	8,423
Reserve (Note 6)	780,375	745,236	6,670
Net Earnings for the Period	57,661	70,279	493

TOTAL CAPITAL AND RESERVES	1,823,536	1,801,015	15,586

TOTAL LIABILITIES, CAPITAL AND RESERVES	¥9,326,027	¥9,668,546	$79,710

See “Notes to Financial Statements”.

JAPAN BANK FOR INTERNATIONAL COOPERATION

STATEMENTS OF EARNINGS

(INTERNATIONAL FINANCIAL ACCOUNT)

	Fiscal Year Ended March 31, 2008	Fiscal Year Ended March 31, 2007	Fiscal Year Ended March 31, 2008
	(Millions of Yen)		(Millions of U.S. Dollars)
Ordinary Income:
Interest on Loans	¥326,158	¥336,857	$2,788
Guarantee Commissions	5,233	4,254	45
Interest on Securities	188	217	1
Interest on Deposits in Banks	12,199	8,338	104
Interest on Swaps and Miscellaneous Interest Received	9,132	12,939	78
Commissions	1,279	1,628	11
Foreign Exchange Gains	2,219	3,413	19
Other Income	4,756	2,255	41
Reversal of Allowance for Possible Loan and Investment Losses	54,950	55,009	470

Total	¥416,115	¥424,911	$3,557

Ordinary Expenses:
Interest on Borrowings	¥64,297	¥76,547	$550
Interest on Bonds and Notes	68,646	70,619	587
Interest on Swaps and Miscellaneous Interest Payment	142,732	129,006	1,220
Administrative Expenses	16,671	15,195	142
Depreciation of Premises and Equipment	776	748	7
Commissions	1,962	2,192	17
Foreign Exchange Losses	7,610	3,022	65
Write-off of Loans	732	732	6
Amortization of Discounts on Bonds and Notes	584	569	5
Amortization of Bond and Note Issue Expenses	727	972	6
Other Expenses	147	79	1
Provision for Allowance for Possible Loan and Investment Losses	53,570	54,950	458

	358,454	354,632	3,064
Net Earnings	57,661	70,279	493

Total	¥416,115	¥424,911	$3,557

See “Notes to Financial Statements”.

JAPAN BANK FOR INTERNATIONAL COOPERATION

STATEMENTS OF CHANGES IN FINANCIAL POSITION

(INTERNATIONAL FINANCIAL ACCOUNT)

	Fiscal Year Ended March 31, 2008	Fiscal Year Ended March 31, 2007
	(millions of yen)
Funds Brought Forward from the Prior Fiscal Period	¥258,234	¥628,142

SOURCE OF FUNDS:
Long-term Borrowings from Government Trust Fund Bureau	345,600	367,500
Long-term Borrowings from Government Post Office Life Insurance Fund	—	—
Short-term Borrowings from Private Banks	587	23,500
Bonds and Notes	377,500	187,750
Collection from Loans	1,551,147	1,299,420
Interest on Loans	310,156	312,513
Guarantee Commissions	4,565	3,807
Interest on Securities	162	192
Interest on Deposits in Banks	12,199	8,338
Interest on Swaps and Miscellaneous Interest Received	152,164	146,839
Others	6,279	13,114

TOTAL SOURCES	¥2,760,360	¥2,362,973

USE OF FUNDS:
Loans	1,001,881	1,059,104
Investment	194	433
Repayment of Borrowings from Government Trust Fund Bureau	1,038,702	869,316
Repayment of Borrowings from Government Post Office Life Insurance Fund	21,438	24,730
Repayment of Borrowings from Private Banks	587	23,500
Redemption of Bonds and Notes	162,071	295,256
Purchase of Premises and Equipment	451	500
Interest on Borrowings from Government Trust Fund Bureau	68,176	79,232
Interest on Borrowings from Government Post Office Life Insurance Fund	671	1,173
Interest on Borrowings from Private Banks	0	0
Interest on Bonds and Notes	69,836	68,583
Interest on Swaps and Miscellaneous Interest Payment	290,983	254,819
Outsourcing Costs	1,970	2,171
Administrative Expenses	16,470	14,992
Miscellaneous Expenses for Bond Issuance	202	203
Others	(14,889)	2,554
Payment to National Treasury	35,682	36,315

TOTAL USES	¥2,694,424	¥2,732,881

Funds Carried Forward to the Next Fiscal Period	¥324,170	¥258,234

JAPAN BANK FOR INTERNATIONAL COOPERATION

BALANCE SHEETS

(OVERSEAS ECONOMIC COOPERATION ACCOUNT)

	March 31, 2008	March 31, 2007	March 31, 2008
	(Millions of Yen)		(Millions of U.S. Dollars)
ASSETS:
Cash and Cash Equivalents	¥1,529	¥67,966	$13
Loans (Note 2)	11,387,131	11,378,616	97,326
Investments	134,602	139,940	1,151
Accrued Interest Income	61,768	65,683	528
Miscellaneous Assets	721	613	6
Premises and Equipment	6,681	6,800	57
Allowance for Possible Loan and Investment Losses	(393,445)	(394,095)	(3,363)

TOTAL ASSETS	¥11,198,988	¥11,265,523	$95,718

LIABILITIES, CAPITAL AND RESERVES:
Liabilities:
Borrowings (Note 4):	¥3,306,704	¥3,714,803	$28,262
Accrued Interest Expenses	13,589	13,633	116
Miscellaneous Liabilities	325	114	3

TOTAL LIABILITIES	3,320,618	3,728,550	28,381

Capital (Note 5)	7,390,572	7,231,508	63,167
Reserve (Note 6)	305,464	166,062	2,611
Net Earnings for the Period	182,333	139,402	1,559

TOTAL CAPITAL AND RESERVES	7,878,370	7,536,973	67,337

TOTAL LIABILITIES, CAPITAL AND RESERVES	¥11,198,988	¥11,265,523	$95,718

See “Notes to Financial Statements”.

JAPAN BANK FOR INTERNATIONAL COOPERATION

STATEMENTS OF EARNINGS

(OVERSEAS ECONOMIC COOPERATION ACCOUNT)

	Fiscal Year Ended March 31, 2008	Fiscal Year Ended March 31, 2007	Fiscal Year Ended March 31, 2008
	(Millions of Yen)		(Millions of U.S. Dollars)
Ordinary Income:
Interest on Loans	¥231,892	¥240,360	$1,982
Dividends on Investments	15,052	7,142	129
Grant from General Account	20,000	30,000	171
Interest on Deposits in Banks	216	11	2
Miscellaneous Interest Received	1	1	0
Commissions	669	561	6
Foreign Exchange Gains	11	0	0
Gain on Disposal of Investments	14,308	75	122
Other Income	285	287	2
Reversal of Allowance for Possible Loan and Investment Losses	394,095	401,580	3,368

Total	¥676,528	¥680,017	$5,782

Ordinary Expenses:
Interest on Borrowings	¥68,317	¥80,958	$584
Interest on Bonds and Notes	—	180	—
Miscellaneous Interest Payment	—	1	—
Administrative Expenses	10,069	9,173	86
Depreciation of Premises and Equipment	344	325	3
Commissions	4,166	4,027	36
Foreign Exchange Losses	69	0	1
Loss from Disposal of Investments	—	4,624	—
Write-off of Loans	17,735	46,590	151
Other Expenses	48	640	0
Provision for Allowance for Possible Loan and Investment Losses	393,445	394,095	3,363

	494,195	540,615	4,224
Net Earnings	182,333	139,402	1,558

Total	¥676,528	¥680,017	$5,782

See “Notes to Financial Statements”.

JAPAN BANK FOR INTERNATIONAL COOPERATION

STATEMENTS OF CHANGES IN FINANCIAL POSITION

(OVERSEAS ECONOMIC COOPERATION ACCOUNT)

	Fiscal Year Ended March 31, 2008	Fiscal Year Ended March 31, 2007
	(millions of yen)
Funds Brought Forward from the Prior Fiscal Period	¥67,966	¥18,435

SOURCE OF FUNDS:
Investments from Government	159,064	165,864
Grant from Government	20,000	30,000
Long-term Borrowings from Government Trust Fund Bureau	101,600	334,600
Long-term Borrowings from Government Post Office Life
Insurance Fund	—	—
Short-term Borrowings from Private Banks	40,500	—
Collection from Loans	660,566	619,077
Interest on Loans	228,856	234,042
Interest on Securities	—	—
Interest on Deposits in Banks	216	11
Interest on Swaps and Miscellaneous Interest Received	1	1
Others	35,897	15,509

TOTAL SOURCES	¥1,246,699	¥1,399,104

USE OF FUNDS:
Loans	679,865	602,461
Investment	32	135
Repayment of Borrowings from Government Trust Fund Bureau	482,604	625,504
Repayment of Borrowings from Government Post Office Life
Insurance Fund	27,095	14,513
Repayment of Borrowings from Private Banks	40,500	—
Redemption of Bonds and Notes	—	10,000
Purchase of Premises and Equipment	276	307
Interest on Borrowings from Government Trust Fund Bureau	67,655	82,536
Interest on Borrowings from Government Post Office Life
Insurance Fund	700	728
Interest on Borrowings from Private Banks	6	—
Interest on Bonds and Notes	—	189
Interest on Swaps and Miscellaneous Interest Payment	—	—
Outsourcing Costs	4,166	4,027
Administrative Expenses	10,069	9,162
Miscellaneous Expenses for Bond Issuance	—	11
Others	166	1

TOTAL USES	¥1,313,136	¥1,349,573

Funds Carried Forward to the Next Fiscal Period	¥1,529	¥67,966

1. Summary of Principal Accounting Policies:

Basis of presentation

The accompanying financial statements of Japan Bank for International Cooperation (the “Bank”) are prepared in conformity with the Japan Bank for International Cooperation Law (the “JBIC Law”) and the regulations thereunder and accounting principles and practices generally accepted in Japan. The Bank was established on October 1, 1999. The Bank is the result of a merger between The Export-Import Bank of Japan (“JEXIM”) and the Overseas Economic Cooperation Fund, Japan (“OECF”).

Pursuant to the JBIC Law, the Bank’s international financial operations (succeeded from JEXIM) and overseas economic cooperation operations (succeeded from OECF) are accounted for separately in the international financial account and the overseas economic cooperation account, respectively. The Bank reports the results of operations of the Bank as a whole as well as those of its international financial account and its overseas economic cooperation account separately.

The United States dollar amounts included herein are presented solely for convenience and are stated, as a matter of arithmetical computation only, at the exchange rate effective as of the end of the fiscal year, that is, ¥117 per US$1 for the amounts as of March 31, 2008 and for the year then ended.

Translation of foreign currencies

Foreign currency loans, bonds and notes are translated into yen equivalent at the Basic Rate of Exchange (revised semi-annually by the Minister of Finance based on the market rates prevailing during the preceding six-month period), except for those covered by forward exchange contracts, which have been translated into yen equivalent at the contracted rates.

Securities

Total average cost method

Allowance for possible loan and investment losses

Pursuant to the relevant cabinet order and regulations, the Bank is required to provide an allowance for possible loan and investment losses. The proportion of such an allowance to outstanding loans and investments amount is determined by the Minister of Finance.

i) International Financial Account

The Bank provided an allowance in the amount of ¥21,917 million equal to 0.3% of outstanding loan amount as of March 31, 2008.

For (i) loans to the countries, which are categorized as Heavily Indebted Poor Countries (“HIPCs”),and have not reached the Decision Point at the end of the Fiscal Year ended March 31, 2003, and (ii) loans under TDB (the Trade and Development Board) scheme, the Bank provided a separate allowance to cover possible losses in the amount of ¥2,086 million and 12,074 million, respectively, equal to 100% of each of the outstanding loans as of March 31, 2008.

In addition, for loans stipulated in the regulation 293 of the Ministry of Finance dated as of September 30, 1999, the Bank provided a separate allowance to cover possible losses in the amount of ¥17,493 million.

ii) Overseas Economic Cooperation Account

For official development assistance (ODA) loans, the Bank provided an allowance in the amount of ¥1,138 million equal to 0.01% of outstanding loans as of March 31, 2008.

For loans for private-sector investment finance, the Bank provided an allowance in the amount of ¥102 million equal to 3% of outstanding loans as of March 31, 2008.

In addition, for loans to the HIPCs, which have not reached the Decision Point at the end of the fiscal year ended March 31, 2003, the Bank provided a separate allowance to cover possible losses in the amount of ¥363,304 million equal to 100% of outstanding loans as of March 31, 2008.

For investments, the Bank provided an allowance in the amount of ¥28,901 million to cover possible losses: the amount of such an allowance is calculated in proportion to the ratio of accumulated losses of each invested firm/fund to the total capital hereof.

Bank premises and equipment and depreciation

        Premises and equipment are stated at cost. Depreciation has been computed by the declining-balance method for buildings (other than those acquired on or after April 1, 1998 by the Bank or its predecessors), furniture and fixtures, and by the straight-line method for intangible assets, based on the estimated useful lives as prescribed by the Corporate Tax Law of Japan. Accumulated depreciation amount is ¥19,322 million as of March 31, 2008.

Consumption tax

Consumption tax (including local consumption tax) are included in the transaction amount.

Method of amortization for deferred charges

“Discounts of bonds and notes” are amortized over terms of redemption (5, 10, 11, 12 and 15 years), and “Bonds and notes issuance cost” are amortized over 3 years, on a straight-line basis in accordance with the regulation 293 of the Ministry of Finance dated as of September 30, 1999.

2. Loans:

Loans are stated at face value. Loans of the Bank as of March 31, 2008 consisted of the following:

	March 31, 2008	March 31, 2008
	(millions of yen)	(millions of U.S. dollars)
International financial account:
Loans in Japanese yen	¥2,560,202	$21,882
Loans in foreign currency	4,745,609	40,561

Subtotal	¥7,305,811	$62,443

Overseas economic cooperation account:
Loans in Japanese yen	¥11,387,131	$97,326
Loans in foreign currency	—	—

Subtotal	¥11,387,131	$97,326

Total loans in Japanese yen	¥13,947,333	$119,208
Total loans in foreign currency	4,745,609	40,561

Total loans	¥18,692,942	$159,769

3. Loans past Due:

Loans of the Bank include the following non-performing loans:

	March 31, 2008
	(millions of yen)
	International Financial Account	Overseas Economic Cooperation Account	Total
Loans past due	¥94,640	¥335,343	¥429,982

“Loans past due” are loans which are placed on non-accrual status if they are past due for more than six months or for other reasons in accordance with the regulation 293 of the Ministry of Finance dated as of September 30, 1999.

In the event that a debtor country requests debt restructuring with respect to external public debt, meetings of creditor countries (“The Paris Club”) will be held about debt relief measures. When creditor countries agree on debt relief measures, a rescheduled agreement between a creditor and a debtor is agreed, and repayments are made according to the agreement. Therefore, loans which are agreed on debt relief on the Paris Club are excluded from “Loans past due.” Such amount excluded from “Loan past due” and the amounts which are decided by the Japanese government to be waivered are:

	March 31, 2008
	(millions of yen)
	International Financial Account	Overseas Economic Cooperation Account	Total
Amounts agreed at the Paris Club	¥2,447	¥186	¥2,632
Amounts decided by the Japanese government to be waived	—	48,009	48,009

4. Borrowings:

With respect to the Bank’s international financial account, borrowings, including borrowings due within one year, as of March 31, 2008 consisted of the following:

	March 31, 2008	March 31, 2008
	(millions of yen)	(millions of U.S. dollars)
BORROWINGS FROM:
Government Fund for Fiscal Investment and Loan Program	¥3,649,403	$31,191
Government Post Office Life Insurance Fund	16,080	137

Total borrowings from the Government	¥3,665,483	$31,329

With respect to the Bank’s overseas economic cooperation account, borrowings, including borrowings due within one year, as of March 31, 2008 consisted of the following:

	March 31, 2008	March 31, 2008
	(millions of yen)	(millions of U.S. dollars)
BORROWINGS FROM:
Government Fund for Fiscal Investment and Loan Program	¥3,306,704	$28,262

Total borrowings from the Government	¥3,306,704	$28,262

5. Capital:

In accordance with the provisions of the JBIC Law and regulations thereunder, the capital of the Bank as of March 31, 2008 consisted of ¥985,500 million with respect to its international financial account and ¥7,390,572 million with respect to its overseas economic cooperation account, all of which had been contributed in cash by the Government.

The Government is the sole owner of the equity interest, which is evidenced at the Registration Office of the Legal Affairs Bureau of Japan.

6. Reserve:

In accordance with the JBIC Law and the cabinet order with respect to its international financial account, the Bank is required to appropriate out of net earnings, as a reserve, up to an amount equivalent to 50% of net earnings until it reaches the same amount as the capital contributed into the international financial account. This reserve amounted to ¥780,375 million as of March 31, 2008.

The reserve so provided may only be used to cover net losses. The balance of the net earnings remaining each year, after provision for this reserve, is to be paid to the National Treasury of Japan by May 31 of the following fiscal year.

In accordance with the JBIC Law, with respect to its overseas economic cooperation account, the Bank is required to cover any loss brought forward from the previous fiscal year if, upon calculation of profit and loss of the overseas economic cooperation account for each year, there is a surplus. If there is a surplus thereafter, the Bank is required to accumulate such surplus as a reserve until it reaches the same amount as the capital contributed to the overseas economic cooperation account. Such reserve amounted to ¥305,464 million as of March 31, 2008.

Pursuant to the JBIC Law, the reserves of the international financial account and the overseas economic cooperation account can be appropriated only for such losses.

7. Debt Assumption Agreements:

Based on debt assumption agreements with financial institutions, the Bank has transferred the debt repayment obligation for certain bonds to such financial institutions. As of March 31, 2008, the Bank had contingent obligations in respect to the following bonds.

(millions of yen)
FILP Agency Bond 7(*)	¥60,000
FILP Agency Bond 9	¥50,000
FILP Agency Bond 11	¥50,000

(*)	Fiscal Investment and Loan Program Agency Bond: Non-government guaranteed bonds issued in domestic market.

SUPPLEMENTAL TABLE OF JAPAN BANK FOR INTERNATIONAL COOPERATION

(INTERNATIONAL FINANCIAL ACCOUNT)

			(in millions)
Government-guaranteed bonds and notes issued in overseas markets as of March 31, 2008(1)
U.S. Dollar obligations
7.0%	Guaranteed Bonds due 2009 ($1,000) issued in 1999		¥117,000
4.625%	Guaranteed Bonds due 2014 ($500) issued in 2004		58,500
4.125%	Guaranteed Bonds due 2010 ($750) issued in 2005		87,750
4.0%	Guaranteed Bonds due 2010 ($750) issued in 2005		87,750
4.75%	Guaranteed Bonds due 2011 ($1,000) issued in 2005		117,000
5.25%	Guaranteed Bonds due 2016 ($650) issued in 2006		76,050
4.875%	Guaranteed Bonds due 2012 ($750) issued in 2007		87,750
4.375%	Guaranteed Bonds due 2012 ($1,000) issued in 2007		117,000
3.375%	Guaranteed Bonds due 2013 ($500) issued in 2008		58,500

	Subtotal	($6,900)	¥807,300

Euro obligations
5.75%	Guaranteed Bonds due 2008 (EUR305) issued in 1997		40,770
3.25%	Guaranteed Bonds due 2008 (EUR500) issued in 2003		66,228
4.5%	Guaranteed Bonds due 2013 (EUR500) issued in 2003		68,732
4.375%	Guaranteed Bonds due 2014 (EUR750) issued in 2004		106,704

	Subtotal	(EUR 2,055)	¥282,434

Thai baht obligations
4.78%	Guaranteed Bonds due 2010 (THB3,000) issued in 2005		11,160

	Subtotal	(THB 3,000)	¥11,160

Non-government guaranteed bonds issued in domestic market as of March 31, 2008
Japanese yen obligations
1.45%	FILP Agency Bonds due 2011 (¥50,000) issued in 2001		50,000
1.52%	FILP Agency Bonds due 2012 (¥50,000) issued in 2002		50,000
1.19%	FILP Agency Bonds due 2012 (¥50,000) issued in 2002		50,000
0.65%	FILP Agency Bonds due 2013 (¥60,000) issued in 2003		60,000
1.47%	FILP Agency Bonds due 2013 (¥70,000) issued in 2004		70,000
1.60%	FILP Agency Bonds due 2014 (¥50,000) issued in 2004		50,000
1.91%	FILP Agency Bonds due 2019 (¥20,000) issued in 2004		20,000
0.86%	FILP Agency Bonds due 2009 (¥50,000) issued in 2004		50,000
1.74%	FILP Agency Bonds due 2014 (¥50,000) issued in 2004		50,000
2.07%	FILP Agency Bonds due 2019 (¥20,000) issued in 2004		20,000
0.54%	FILP Agency Bonds due 2010 (¥50,000) issued in 2005		50,000
1.34%	FILP Agency Bonds due 2015 (¥50,000) issued in 2005		50,000
1.67%	FILP Agency Bonds due 2020 (¥20,000) issued in 2005		20,000
0.87%	FILP Agency Bonds due 2010 (¥50,000) issued in 2005		50,000
1.58%	FILP Agency Bonds due 2015 (¥50,000) issued in 2005		50,000
1.89%	FILP Agency Bonds due 2021 (¥20,000) issued in 2006		20,000
2.09%	FILP Agency Bonds due 2025 (¥20,000) issued in 2006		20,000
1.55%	FILP Agency Bonds due 2011 (¥50,000) issued in 2006		50,000
2.04%	FILP Agency Bonds due 2016 (¥50,000) issued in 2006		50,000
1.32%	FILP Agency Bonds due 2012 (¥50,000) issued in 2007		50,000
1.77%	FILP Agency Bonds due 2017 (¥50,000) issued in 2007		50,000
1.28%	FILP Agency Bonds due 2012 (¥50,000) issued in 2007		50,000
1.78%	FILP Agency Bonds due 2017 (¥50,000) issued in 2007		50,000

	Subtotal	(¥1,030,000)	¥1,030,000

	Total bonds and notes		¥2,130,894

(1)	The actual foreign currency amounts of obligations are set forth in parentheses (in millions of units of relevant foreign currency) for foreign borrowings. Translations of actual foreign currency amounts into yen amounts have been made in accordance with the method stated in Note 1 of “Notes to Financial Statements”.

SUPPLEMENTAL TABLE OF JAPAN BANK FOR INTERNATIONAL COOPERATION

(OVERSEAS ECONOMIC COOPERATION ACCOUNT)

(in millions)
Government-guaranteed bonds issued in the domestic market as of March 31, 2008
Japanese yen obligations			—

Subtotal	(	¥— )	¥—

Total bonds			¥—